UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

Winn-Dixie Stores, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WINN-DIXIE STORES, INC.

5050 EDGEWOOD COURT • JACKSONVILLE, FLORIDA 32254-3699

Notice of Annual Meeting of Shareholders

to be held on November 10, 2010

To all Shareholders of Winn-Dixie Stores, Inc.:

You are invited to attend the 2010 annual meeting of shareholders of Winn-Dixie Stores, Inc. (“Winn-Dixie”, “we”, “us”, “our” or the “Company”). The annual meeting will be held at our headquarters at 5050 Edgewood Court, Jacksonville, Florida, at 9:00 a.m. Eastern Time, on Wednesday, November 10, 2010. At the meeting, our shareholders will act on the following matters:

•	Election of nine directors nominated by the Board of Directors for a term of one year;

•	Ratification of the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for fiscal 2011;

•	Advisory approval of executive compensation;

•	Consideration of a shareholder proposal, if presented at the meeting; and

•	Any other business that may properly come before the meeting.

The Board of Directors has fixed September 10, 2010, as the record date for the annual meeting. Only holders of our common stock at the close of business on the record date will be entitled to notice of, and to vote at, the annual meeting.

By Order of the Board of Directors,

Larry B. Appel

Secretary

Jacksonville, Florida

October 6, 2010

Whether or not you expect to attend the annual meeting, please sign and return the enclosed proxy card promptly. Alternatively, you may give a proxy by telephone or over the Internet by following the instructions on your proxy card or in the proxy statement. If you decide to attend the meeting, you may, if you wish, revoke the proxy and vote your shares in person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholders Meeting to be held on November 10, 2010. The proxy statement and annual report to shareholders are available at http://phx.corporate-ir.net/phoenix.zhtml?c=78738&p=proxy.

WINN-DIXIE STORES, INC.

5050 EDGEWOOD COURT • JACKSONVILLE, FLORIDA 32254-3699

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON NOVEMBER 10, 2010

Our annual meeting of shareholders will be held on Wednesday, November 10, 2010 at our headquarters at 5050 Edgewood Court, Jacksonville, Florida, beginning at 9:00 a.m. Eastern Time. The enclosed form of proxy is solicited by our Board of Directors. We anticipate that this proxy statement and the accompanying proxy card will first be mailed to holders of our common stock on or about October 6, 2010.

GENERAL INFORMATION

Why am I receiving this proxy statement and proxy card?

You are receiving this proxy statement and proxy card from us because you own shares of our common stock. This proxy statement describes issues on which we would like you, as a shareholder, to vote. It provides information on these issues so that you can make an informed decision.

When you sign the proxy card or submit your proxy by telephone or over the Internet, you appoint Peter L. Lynch and Terry Peets as your representatives at the meeting. These representatives will vote your shares at the meeting (or any adjournments or postponements of the meeting) as you have instructed them. With proxy voting, your shares will be voted whether or not you attend the annual meeting. Even if you plan to attend the meeting, it is a good idea to complete, sign and return your proxy card or submit your proxy via telephone or over the Internet in advance of the meeting just in case your plans change.

If an issue comes up for a vote at the meeting (or any adjournments or postponements of the meeting) that is not described in this proxy statement, these representatives will vote your shares, under your proxy, at their discretion.

Are these proxy materials available over the Internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we are permitted to furnish our materials over the Internet to our shareholders by delivering a notice in the mail. While we have opted to continue mailing full printed sets of our proxy materials to our shareholders, you can still access and review our proxy statement and annual report over the Internet at http://phx.corporate-ir.netphoenix.zhtml?c=78738&p=proxy.

When is the record date?

The Board of Directors has fixed September 10, 2010 as the record date for the annual meeting. Holders of common stock as of the close of business on this date will be entitled to vote at the annual meeting.

How many shares are outstanding? How many votes are permitted per share?

As of the record date, there were 55,521,120 shares of our common stock issued and outstanding. Each share is entitled to one vote. No cumulative voting rights are authorized and dissenters’ rights are not applicable to any of the matters being voted upon.

In accordance with Florida law, a list of shareholders as of the record date will be available at the annual meeting and for ten days prior to the meeting for inspection by any shareholder or the shareholder’s agent or attorney at our headquarters, located at 5050 Edgewood Court, Jacksonville, Florida, between the hours of 9:00 a.m. and 5:00 p.m.

What am I voting on?

You are being asked to vote on the following:

•	election of nine directors nominated by the Board of Directors for a one-year term, or until the respective successor of each director is duly elected and qualified;

•	ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal 2011;

•	advisory approval of compensation of our named executive officers;

•	a shareholder proposal, if presented at the meeting; and

•	any other business that may properly come before the meeting.

Our By-Laws require a shareholder to give advance notice of any proposal intended to be presented at the meeting. The deadline for this notice has passed and we have not received notice of any matter. If any other matter properly comes before the shareholders for a vote at the meeting, however, the proxy holders will vote your shares in accordance with their best judgment.

How do I vote?

Holders of record of our shares have four voting options:

•	by telephone toll-free at 1-800-PROXIES (1-800-776-9437);

•	over the Internet at www.voteproxy.com;

•	by signing your proxy card and mailing it in the enclosed, prepaid and preaddressed envelope; or

•	by attending the annual meeting and voting in person.

If you vote by telephone or over the Internet, you will be prompted to enter the voter control number printed on your proxy card above your name and to follow a few simple instructions. Voting by telephone or over the Internet will not affect your right to vote in person should you decide to attend the annual meeting.

If you hold your shares in “street name” through a bank, broker or other nominee, your ability to vote by telephone or over the Internet depends on the voting processes of the broker, bank or other nominee. These programs are different from the program offered by our transfer agent, American Stock Transfer & Trust Company, LLC (“American Stock Transfer”), for shares registered in the name of the shareholder. Please carefully follow the voting instructions provided by your bank, broker or other nominee on the voting instruction form or proxy card.

What do I need to bring if I plan to attend the annual meeting in person?

If you plan to attend the meeting in person, you must bring photo identification with you. If you hold your shares in “street name” through a bank, broker, or other nominee, you will need to bring proof of your share ownership to the meeting. You should ask the broker, bank or other nominee that holds your shares to provide you with a copy of an account statement or a letter that shows your ownership of Winn-Dixie common stock on September 10, 2010.

Can shareholders vote in person at the annual meeting?

Yes. We will distribute written ballots to any shareholders who want to vote at the meeting. Please note that if your shares are held in “street name,” you must request a legal proxy from your bank, broker or the registered owner of your shares to vote in person at the meeting.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts with the transfer agent and/or with banks or brokers. Please cast your vote for the shares represented on each proxy card that you receive in order to ensure that all of your shares are voted.

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the annual meeting. You may do this by:

•	voting again by telephone or over the Internet prior to 11:59 p.m. Eastern Time, on November 9, 2010;

•

signing another proxy with a later date and mailing it to our transfer agent, American Stock Transfer, as long as American Stock Transfer receives the proxy prior to 11:59 p.m. Eastern Time, on November 9, 2010;

•	voting in person at the annual meeting; or

•	giving written notice to our Corporate Secretary at the address on the front cover of this proxy statement prior to 11:59 p.m. Eastern Time on November 9, 2010.

How many votes do you need to hold the meeting?

For us to conduct the annual meeting we must have a quorum, which means that a majority of our outstanding shares of common stock as of the record date must be represented in person or by proxy at the meeting. Your shares will be counted as represented at the annual meeting if you:

•	vote by telephone or over the Internet;

•	properly submit a proxy (even if you do not provide voting instructions); or

•	attend the annual meeting and vote in person.

How many votes are needed to elect directors?

The nine nominees receiving the highest number of FOR votes cast by the shareholders will be elected as directors, even if those nominees do not receive a majority of the votes cast. This number is called a plurality. A properly executed proxy card marked WITHHOLD with respect to the election of a director will not be voted and will not count FOR the nominee.

How many votes are needed to ratify the appointment of KPMG, to approve the advisory vote on executive compensation or to approve the shareholder proposal?

The appointment of KPMG will be ratified, the advisory vote on executive compensation will be approved, and the shareholder proposal will be approved if the votes cast FOR each proposal exceed the votes cast AGAINST each proposal. A properly executed proxy card marked ABSTAIN with respect to a proposal will not be voted and will not count FOR or AGAINST the proposal. Abstentions with respect to the proposals are counted for purposes of establishing a quorum.

Will my shares be voted if I do not sign and return my proxy card, vote by telephone or vote over the Internet?

If you are a shareholder of record and you do not sign and return your proxy card, vote by telephone or vote over the Internet or attend the annual meeting and vote in person, your shares will not be voted and will not count in deciding the matters presented for shareholder consideration in this proxy statement.

If your shares are held in “street name” through a bank or broker and you do not provide voting instructions before the annual meeting, your bank or broker may vote your shares on your behalf under certain circumstances. Brokerage firms have the authority under certain New York Stock Exchange (“NYSE”) rules to vote shares for which their customers do not provide voting instructions on “routine” matters.

The ratification of the appointment of KPMG is considered a “routine” matter under these rules. Therefore, banks and brokers are allowed to vote their customers’ shares on these matters if the customers do not provide voting instructions. If your bank or broker votes your shares on this item because you do not provide voting instructions, your shares will be counted for purposes of establishing a quorum to conduct business at the annual meeting and in determining the number of shares voted FOR or AGAINST this routine matter.

Effective January 1, 2010, the election of directors is not considered “routine,” and your bank or broker is no longer permitted to vote your shares in the election of directors if you do not provide voting instructions. In addition, neither the advisory vote on executive compensation nor the shareholder proposal are considered “routine.” For your shares to be voted with respect to these matters, you will need to provide voting instructions to your bank or broker, vote before the date of the shareholder meeting or attend the meeting and vote in person. If your bank or broker has not received voting instructions on any of these matters, the bank or broker cannot vote the shares on that matter. This is called a “broker non-vote.” Broker non-votes will be counted for the purposes of establishing a quorum but not for the number of shares voted FOR or AGAINST the non-routine matters.

We encourage you to provide voting instructions to your bank or broker. This action ensures your shares will be voted at the meeting in accordance with your wishes.

How are votes counted?

Your shares will be voted as you indicate. If you just sign your proxy card with no further voting instructions, your shares will be voted:

•	FOR the nine director nominees;

•	FOR the ratification of the appointment of KPMG as our independent registered public accounting firm;

•	FOR the advisory approval of executive compensation; and

•	AGAINST the shareholder proposal.

Voting results will be tabulated and certified by our transfer agent, American Stock Transfer.

Where can I find the voting results of the meeting?

We will announce preliminary voting results at the meeting. We will publish the final results on a Current Report on Form 8-K, which will be filed with the SEC within four business days of the meeting.

Who will pay for the costs of soliciting proxies?

We will bear the cost of soliciting proxies. In an effort to have as large a representation at the meeting as possible, our directors, officers and employees may solicit proxies by telephone or in person in certain circumstances. To further assist us in our efforts, we have engaged Georgeson Inc. to solicit proxies for a fee of $9,000 plus expenses. Upon request, we will reimburse brokers, dealers, banks, voting trustees and their nominees who are holders of record of our common stock on the record date for the reasonable expenses incurred for mailing copies of the proxy materials to the beneficial owners of such shares.

How can I obtain an additional copy of the Annual Report on Form 10-K for fiscal 2010?

Our Annual Report on Form 10-K for fiscal 2010, which includes audited financial statements, accompanies this proxy statement. You may obtain additional copies of the Form 10-K by selecting “SEC/Section 16 Filings” on the Investors page of our website at www.winn-dixie.com.

At the written request of any shareholder who owns common stock on the record date, we will provide, without charge, an additional paper copy of the Form 10-K, including the financial statements and financial statement schedules but not including exhibits. If requested, we will provide copies of the exhibits for a reasonable fee. Requests for additional paper copies of the Form 10-K should be directed to:

Winn-Dixie Stores, Inc.

5050 Edgewood Court

Jacksonville, Florida 32254-3699

Attention: Shareholder Relations

Email: shareholderrelations@winn-dixie.com

What is “householding” and how does it affect me?

Householding is a program approved by the SEC which allows the delivery of only one package of proxy materials to you if there are multiple shareholders residing at the same address, unless we have received contrary instructions from one or more of the shareholders. This means you will receive an envelope containing one set of proxy materials and a separate proxy card for each shareholder account in the household. Proxy materials may include an annual report and a proxy statement. Householding saves us money by reducing printing and postage costs. It also creates less paper for you to manage and is environmentally friendly.

We will deliver promptly, upon oral or written request, a separate copy of the proxy materials to any shareholder residing at an address to which only one copy was mailed. Shareholders residing at the same address who do not wish to participate in householding may contact us to request multiple copies of the proxy materials in the future. Shareholders residing at the same address and currently receiving multiple copies of the proxy materials may contact us to request to participate in householding in the future. For requests relating to householding, please contact Shareholder Relations, 5050 Edgewood Court, Jacksonville, Florida 32254-3699, telephone number (904) 783-5000, email address shareholderrelations@winn-dixie.com.

GOVERNANCE OF THE COMPANY

GENERAL INFORMATION ABOUT OUR BOARD

What is the size of our Board of Directors and who is currently serving on the Board?

Our Articles of Incorporation require that our Board consist of a minimum of seven and a maximum of 12 members. Currently, our Board consists of nine directors. The current members of the Board are Evelyn V. Follit, Charles P. Garcia, Jeffrey C. Girard, Yvonne R. Jackson, Gregory P. Josefowicz, Peter L. Lynch, James P. Olson, Terry Peets and Richard E. Rivera.

Is the Board divided into classes?

No. Our Board is not divided into classes. Each member of our Board is elected annually to serve a one-year term, or until their respective successor is duly elected and qualified.

What documents provide for governance of the Company?

The Company is subject to the corporate laws of the State of Florida, where we are incorporated, as well as our Articles of Incorporation and By-Laws, which we have filed with the SEC. Our Governance Principles, charters of our Board committees, and certain other documents relating to our governance are available through the “Corporate Governance” page of our www.winn-dixie.com website.

BOARD STRUCTURE

What is the Board’s leadership structure?

Our Governance Principles provide that the leadership of the Board vests primarily in the Chairman of the Board. Peter Lynch currently serves as both Chairman of the Board and Chief Executive Officer (“CEO”) of Winn-Dixie. Mr. Lynch’s pre-bankruptcy employment agreement specified he hold both the Chairman and CEO positions. We believe that having our CEO serve as Chairman of the Board, with the other board leadership elements described below, is in the best interests of shareholders because Mr. Lynch brings substantial industry experience, with a particular emphasis on turnarounds, which uniquely qualifies him for this joint role. Having our CEO serve as Chairman promotes unified leadership and a clear chain of command for executing the Company’s strategic initiatives and business plan and ensures that important strategic and business issues will be brought to the Board. Our Governance Principles provide that the Board does not maintain a policy regarding whether or not separate individuals should hold the positions of Chairman and CEO. We believe instead that the Board should maintain the flexibility to make appointments to these positions in a manner that best meets our business needs as they exist from time to time.

We also believe that our Board’s leadership structure provides substantial independent and effective oversight of management which further promotes sound corporate governance:

•

We have a lead independent director. Our Governance Principles provide that, if one person serves as Chairman and CEO, the interests of the Company are best served by the designation of a lead independent director to assist with some of the duties handled by the Chairman. The lead director is selected by a majority vote of the independent directors following a review of the strengths and qualifications of all independent directors. After reviewing the strengths and qualifications of its independent members, the independent directors selected Gregory P. Josefowicz as the lead director in September 2007. As lead director, Mr. Josefowicz consults with Mr. Lynch with respect to the setting of agendas for Board meetings and the quality and timeliness of meeting materials. Our Governance Principles provide for other responsibilities of the lead director. Among those responsibilities are to (1) preside at meetings of the Board when the Chairman is not present, act as representative of the independent directors when appropriate and assist other members of the Board in expressing comments on Board matters to the Chairman, (2) preside at all meetings of independent directors and report on matters discussed during those sessions to the Chairman and/or the Corporate Secretary, (3) lead, along with the chairperson of the Compensation Committee, the annual evaluation of the Chairman and CEO by the Board of Directors, (4) consult with the Chairman and the Nominating and Corporate Governance Committee regarding the conduct of annual Board of Director evaluations, and (5) consult with the Chairman and the Nominating and Corporate Governance Committee with respect to committee assignments for members of the Board of Directors.

•

We conduct annual evaluations of the performance of the Chairman and CEO. The Board annually evaluates the performance of Mr. Lynch. These reviews are led by our lead independent director, working with the chair of the Compensation Committee.

•

We hold regularly scheduled in-person meetings of independent directors without the presence of management. Independent directors meet in an executive session at each face-to-face Board meeting. Our lead director, or, in the absence of the lead director, the chair of the Nominating and Corporate Governance Committee, presides at these sessions.

•

We have a substantial majority of independent directors. With the exception of Mr. Lynch, all of our directors are independent. Each of our directors is an equal participant in decisions made by the Board and its committees, and we believe our directors to be well-qualified, active and effective.

•

Each of the Board’s committees is comprised solely of independent directors. Each of the Compensation, Audit and Nominating and Corporate Governance Committees is made up solely of independent directors, with each of these committees having a separate chair.

How does the Board determine which directors are independent?

Our Governance Principles require that two-thirds of the members of the Board be independent as defined under listing standards of The NASDAQ Stock Market (“NASDAQ”). Under these independence criteria, a director will not be considered independent if he or she has a material relationship with us. Relationships we consider material include employment by us within the last three years, affiliation with our auditors within the last three years, being a part of an interlocking directorate within the last three years, being an officer or employee of a company that does substantial business with us or having a family member that meets one of these criteria.

What was the Board’s determination with respect to director independence?

The Board of Directors reviewed the independence of each director in September 2010. As a result of the review, the Board affirmatively determined that the following directors are independent: Evelyn V. Follit, Charles P. Garcia, Jeffrey C. Girard, Yvonne R. Jackson, Gregory P. Josefowicz, James P. Olson, Terry Peets and Richard E. Rivera. Peter L. Lynch is not independent because he is our employee.

What is the Board’s Role with respect to Risk Oversight?

Under our Governance Principles, one of the key functions of the Board of Directors is to support management in identifying and assessing significant risks affecting our business and the available options for mitigating those risks. The Company faces risk in many different areas, including strategy, finance, operations, and regulatory compliance. Management of risk is the direct responsibility of the Company’s CEO and senior management. The Board, as a whole and through its committees, has responsibility for the oversight of risk management, including responsibility for overseeing the Company’s Enterprise Risk Management, or “ERM,” program. Our ERM program allows the Board to exercise oversight of these various types of risk. This includes determining that management has established effective risk management practices to identify, assess, and manage the organization’s most significant risk exposures. The Board believes that, in light of the interrelated nature of the Company’s strategic risks, oversight of strategic risk management is ultimately the responsibility of the full Board. Each year, the Board holds meetings with senior management dedicated to discussing and reviewing our operating plans and overall corporate strategy. The meetings include discussions of key risks to the plans and strategy, as well as risk mitigation activities. In addition, the committees of the Board are responsible for oversight of risks within their respective areas of responsibility. The Board of Directors is kept abreast of its committees’ risk oversight and other activities through reports of the committee chairpersons to the full Board.

The Audit Committee oversees financial risk and receives quarterly ERM reports on the management of regulatory compliance and operational risk. Management routinely reports to the Audit Committee on individual financial, regulatory compliance and operational risk areas, as well as an annual summary of the Company’s risk assessment process and results.

The Compensation Committee considers the risks associated with our compensation policies and practices, with respect to both executive compensation and compensation generally.

The Nominating and Corporate Governance Committee conducts a comprehensive annual review of board governance practices and recommends enhancements to the full Board or, if appropriate, to the lead independent director or Chairman of the Board.

How many times did the Board meet in fiscal 2010?

During the fiscal year ended June 30, 2010, the Board of Directors held 14 meetings. Each member of the Board during the fiscal year attended at least 85% of the total number of meetings of the Board and any committees of which he or she was a member.

Do the independent directors of the Board meet during the year?

Yes. Under our Governance Principles, the independent directors meet at each in-person Board meeting without any representative of management being present. The lead director or, in the absence of the lead director, the chair of the Nominating and Corporate Governance Committee, presides at these sessions.

Does the Board have a policy with respect to attendance at the annual meeting of shareholders?

Although the Board understands that there may be situations that prevent a director from attending an annual meeting, the Board strongly encourages all directors to make attendance at the annual meeting a priority. All nine members of our Board of Directors attended our annual meeting of shareholders in 2009.

How can shareholders communicate with the Board?

Shareholders who wish to communicate directly with members of the Board, the Chairman, the lead director or any chairperson of a Board committee may do so by writing directly to those individuals, in care of the Corporate Secretary, Winn-Dixie Stores, Inc., 5050 Edgewood Court, Jacksonville, Florida 32254-3699. Our Corporate Secretary notifies the Chairman of all communications. If the correspondence is not addressed to a particular member, the communication will be reviewed with the Chairman, unless the correspondence relates to the Chairman, in which case the correspondence will be reviewed with the lead director. Our Corporate Secretary reviews all communications before forwarding to the appropriate Board member.

For shareholder communications relating to our accounting, internal accounting controls, or audit matters, please call 1-877-91W-DIAL (1-877-919-3425). Your call will be confidential and you may remain anonymous. The Audit Committee of our Board of Directors will be notified directly of your call.

DIRECTOR COMPENSATION

How were the directors compensated in fiscal 2010?

Our non-employee directors receive retainer fees and cash meeting fees which are paid quarterly in arrears at the end of each fiscal quarter and an annual equity compensation grant of restricted stock units. Compensation is reviewed annually in November. Directors who are employees do not receive additional compensation for serving on the Board. Compensation for non-employee directors in fiscal 2010 consisted of:

•	an annual retainer of $50,000 for serving on the Board;

•	an additional annual retainer of $25,000 for the lead director;

•	an additional annual retainer of $20,000 for the Audit Committee chairperson;

•	an additional annual retainer of $10,000 for the other committee chairpersons;

•	in-person meeting fees of $1,500 per meeting for Board meetings and $1,000 per meeting for committee meetings;

•	telephonic meeting fees of $750 per meeting for Board and committee meetings; and

•	an annual equity compensation grant of restricted stock units with a grant date fair market value of $105,000.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Evelyn V. Follit	71,750	105,004	176,754
Charles P. Garcia	74,750	105,004	179,754
Jeffrey C. Girard	91,750	105,004	196,754
Yvonne R. Jackson	88,000	105,004	193,004
Gregory P. Josefowicz	94,750	105,004	199,754
James P. Olson	81,000	105,004	186,004
Terry Peets	90,250	105,004	195,254
Richard E. Rivera	75,000	105,004	180,004

(1)	Amounts in the Stock Awards column represent the applicable full grant date fair values of stock awards in accordance with FASB Accounting Standards Codification Topic 718 on Stock Compensation, excluding the effect of forfeitures. The grant date fair value of all restricted stock unit awards is equal to the closing price of the Company’s stock on the grant date as more fully described in Note 11 to our consolidated financial statements for fiscal 2010 included in our Form 10-K.
(2)	As of June 30, 2010, each of our non-employee directors held 9,276 unvested restricted stock units.

Do you reimburse your directors for expenses?

We reimburse directors for travel expenses incurred in attending Board and committee meetings. Each member of the Board is also encouraged to attend director education programs, and we reimburse their expenses in participating in these programs up to $6,000 in any calendar year.

May directors defer the payment of the fees they earn?

Each calendar year, under our Directors’ Deferred Compensation Plan, a director may elect to defer payment of all or any part of their cash fees. At the election of the director, fees are (i) credited to an “Income Account,” (ii) credited to a “Stock Equivalent Account,” or (iii) divided in any manner between these accounts. The Income Account pays interest at the end of each calendar quarter equivalent to the prime interest rate then in effect at Wachovia Bank, N.A., a Wells Fargo company, and is computed on the basis of the average closing monthly credit balance in the participant’s account.

Fees elected to be deferred to the Stock Equivalent Account are converted into the maximum number of shares of our common stock which could be purchased with the equivalent dollar amount at the closing market price of the common stock on the date the fees would have been paid, and held in an account on behalf of the participant. The number of shares is appropriately adjusted in the event of any stock dividends, stock splits or any other similar changes in our common stock. Payments from these accounts are payable in cash in either a lump-sum payment or in annual installments upon termination of service as a director.

No deferred payment elections were made by our directors for calendar year 2010.

COMMITTEE STRUCTURE

What are the Committees of the Board?

The Board of Directors currently has three standing committees: Audit, Nominating and Corporate Governance and Compensation. Charters for each of these committees, as well as our Governance Principles, are available under the “Corporate Governance” section of the Investors page of our website at www.winn-dixie.com. Under our Governance Principles, the Board may establish additional committees as needed to facilitate and assist in the execution of its responsibilities.

AUDIT COMMITTEE

Who are the members of the Audit Committee, and how many times did the committee meet during fiscal 2010?

The current members of the Audit Committee are Jeffrey C. Girard, Evelyn V. Follit, Charles P. Garcia and Gregory P. Josefowicz. Mr. Girard serves as the chairperson of the committee. The committee met eight times during fiscal 2010.

What are the responsibilities of the Audit Committee?

The Board of Directors has adopted a charter which sets forth the responsibilities of the committee. The Audit Committee Charter was amended in September 2010 and is available under the Corporate Governance section through the “Investors” link at www.winn-dixie.com. The Audit Committee is responsible for oversight of:

•	the integrity of our financial statements and financial reporting;

•	the integrity and effectiveness of our disclosure controls and internal controls;

•	our regulatory compliance and operational risk management programs and policies, as well as our codes of business conduct and ethics, all of which are incorporated into our ERM program;

•	the independence, qualifications and performance of our internal auditors and our independent registered public accounting firm; and

•	the approval of related party transactions.

In addition, the Audit Committee reviews the scope and results of audits and selects and evaluates our independent registered public accounting firm. It also reviews the scope of internal audits, systems of internal controls and accounting policies and procedures.

What are the qualifications for serving on the Audit Committee?

The Audit Committee is composed of no less than three directors, one of whom serves as chairperson and all of whom are independent under NASDAQ listing standards and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Each member of the committee must be able to read and understand fundamental financial statements, including our balance sheet, statement of operations and statement of cash flow. In addition, at least one member of the committee must be designated by the Board as an “audit committee financial expert” as defined by the SEC.

In addition, because of the demanding role and responsibility of serving on an audit committee, no member of the Audit Committee may serve on more than two other audit committees of publicly traded companies. In the event a member of the committee accepts membership on more than two other such audit committees, he or she shall immediately submit his or her resignation from the Audit Committee to the chairperson of the Nominating and Corporate Governance Committee.

The Board has determined that each of the members of the Audit Committee meets the independence requirements and the qualifications of reading and understanding fundamental financial statements as required by the Audit Committee charter.

Has the Board designated an audit committee financial expert?

Yes. The Board has determined that Charles P. Garcia, Jeffrey C. Girard and Gregory P. Josefowicz are audit committee financial experts, as that term is defined by the SEC.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Who are the members of the Nominating and Corporate Governance Committee, and how many times did the committee meet during fiscal 2010?

The current members of the Nominating and Corporate Governance Committee are Terry Peets, Charles P. Garcia and James P. Olson. Mr. Peets serves as the chairperson of the committee. The committee met three times during fiscal 2010.

What are the responsibilities of the Nominating and Corporate Governance Committee?

The Board of Directors has adopted a charter which sets forth the responsibilities of the committee. The Nominating and Corporate Governance Committee is responsible for oversight of:

•	Board and committee composition and practices;

•

our corporate governance practices, including the content of our governance documents, such as the charters for all Board committees, our Articles of Incorporation, By-Laws, Governance Principles, Code of Business Conduct and Ethics and other compliance policies, and our other relevant policies and procedures;

•	director evaluation and educational programs; and

•	director compensation.

The Nominating and Corporate Governance Committee reviews the selection criteria for directors and the selection of nominees to serve as directors; evaluates the performance of the Board of Directors, together with the Chairman and the lead director; and develops, reviews, evaluates and makes recommendations to the Board of Directors with respect to corporate governance issues.

What are the qualifications for serving on the Nominating and Corporate Governance Committee?

The Nominating and Corporate Governance Committee is composed of no less than three directors, one of whom serves as chairperson and all of whom are independent in accordance with NASDAQ listing standards. The Board has determined that each of the members of the Nominating and Corporate Governance Committee meets these qualifications.

How does the Nominating and Corporate Governance Committee identify, evaluate and select nominees to the Board?

The charter of our Nominating and Corporate Governance Committee provides that nominees to be directors are selected based on criteria established under our Governance Principles. The Nominating and Corporate Governance Committee may use a variety of sources in order to identify new candidates. New candidates may be identified through recommendations from independent directors or members of management, search firms, discussions with other persons who may know of suitable candidates to serve on the Board, and shareholder recommendations. Evaluations of prospective candidates typically include a review of the candidate’s background and qualifications by the Nominating and Corporate Governance Committee, and may include interviews with the committee as a whole, one or more members of the committee, or one or more other Board members, as well as discussions of the committee and, when appropriate, the full Board. The Nominating and Corporate Governance Committee then recommends candidates to the full Board, with the full Board selecting the candidates to be nominated for election by the shareholders or to be elected by the Board to fill a vacancy.

Our Governance Principles provide that director candidates shall be selected on the basis of their character, integrity, judgment, and business, government, legal, community and other relevant experience. Financial expertise is also a relevant criterion. While the Company does not have a formal policy on Board diversity, our

Governance Principles provide that we desire a board that is diverse in nature and experience. The Nominating and Corporate Governance Committee actively considers such diversity in recruitment and nominations of directors. The current composition of our Board reflects those efforts.

We believe our Company’s interests are best served by maintaining a Board of Directors with stability, knowledge of our business operations and knowledge of the retail food industry generally. Directors must be willing to devote sufficient time to carry out their duties and responsibilities effectively.

When a director’s principal business or other activity in which the Board member was engaged at the time of his or her election changes during his or her tenure, that director must notify the Board by submitting a letter to the Chairman of the Board and the chairperson of the Nominating and Corporate Governance Committee offering to resign. The committee will review whether the change in status is consistent with the criteria for Board membership and make a recommendation to the Board whether or not the offer of resignation should be accepted.

Will the Nominating and Corporate Governance Committee consider shareholder recommendations for director?

Yes. The Nominating and Corporate Governance Committee will consider recommendations for director candidates from our shareholders on the same basis as recommendations from other sources.

What are the procedures for submission of a shareholder recommendation for director?

Under our By-Laws, any shareholder who wishes to submit a recommendation for a director candidate to be considered as a nominee by the Nominating and Corporate Governance Committee should direct a written communication to the committee, in care of our Corporate Secretary, at the address on the front cover of this proxy statement.

Any shareholder who wishes to nominate a director for election at the Company’s annual shareholders’ meeting or a special meeting of the shareholders must submit a proper and timely request as follows:

•

Timing    For consideration at the annual shareholders’ meeting, a shareholder’s written notice of nomination must be delivered and/or received at the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual shareholders’ meeting; provided, however, that, in the event that the annual shareholders’ meeting is called for a date that is not within 30 days before or after such anniversary date, a timely notice by the shareholder must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual shareholders’ meeting was mailed or announced to the public. For consideration at a special meeting of the shareholders, a shareholder’s written notice of nomination must be delivered and/or received at the principal executive offices of the Company not later than the close of business on the tenth day following the day on which the notice of the date of the special meeting was mailed or publicly announced, whichever occurs first. An adjournment or postponement of an annual shareholder’s meeting or the announcement thereof does not commence a new time period for a shareholder to give notice as described above.

•	Information To be in proper written form, a shareholder’s notice to the Corporate Secretary must set forth the following information for both the nominee(s) and the shareholder giving notice:

–	the name, age, principal occupation, business address (or record address) and residence address;

–	the class or series and number of shares of capital stock of the Company which are beneficially owned, the date such shares were acquired and the investment intent of such acquisition for the nominee;

–	the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the shareholder giving notice or by any shareholder associated person, a description of derivative positions held directly or indirectly or beneficially held by the shareholder giving notice or any shareholder associated person, and whether and the extent to which a hedging transaction has been entered into by or on behalf of the shareholder giving notice or any shareholder associated person;

–	any other information that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for a contested election of directors;

–	a description of all arrangements or understandings between the shareholder giving such notice and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such shareholder;

–	a representation that the shareholder giving notice intends to appear in person or by proxy at the meeting to nominate the person(s) named in its notice; and

–	a representation as to whether the shareholder giving notice intends to deliver a proxy statement or form of proxy to the holders of a sufficient number of the Company’s outstanding shares to elect such nominee or otherwise to solicit proxies from shareholders in support of the nomination. Such notice must be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected.

•	Address The principal executive offices of the Company to which the information described above should be sent can be found on the front cover of this proxy statement.

Any shareholder who nominates a director pursuant to the procedures above is required to update and supplement the information disclosed in their notice, if necessary, so that the information provided or required to be provided in such notice is true and correct as of the record date of the meeting at which the nomination will be voted upon.

Any shareholder who nominates a director as described above is also required to comply with all applicable rules and regulations of the Exchange Act governing director nominations.

On August 25, 2010, the SEC adopted new rules relating to the ability of certain shareholders to nominate directors for election. These rules will not be applicable to our 2010 annual meeting but may provide shareholders with additional procedures for nominating directors commencing with the 2011 annual meeting.

COMPENSATION COMMITTEE

Who are the members of the Compensation Committee, and how many times did the committee meet during fiscal 2010?

The current members of the Compensation Committee are Yvonne R. Jackson, James P. Olson, Terry Peets and Richard E. Rivera. Ms. Jackson serves as the chairperson of the committee. The committee met 16 times in fiscal 2010.

What are the responsibilities of the Compensation Committee?

The Board of Directors has adopted a charter which sets forth the responsibilities of the committee. The charter for this committee was most recently amended in September 2010 and is available under the Corporate Governance section through the “Investor” link at www.winn-dixie.com. The Compensation Committee is responsible for oversight of:

•	our compensation programs;

•	evaluation and compensation of the Chief Executive Officer and other executive officers;

•	administration of our equity-based incentive plans; and

•	talent review and management succession planning.

The Compensation Committee approves our compensation strategy to ensure that this strategy supports organization objectives and shareholder interests. The Compensation Committee also supports the Board of Directors in establishing the salary, annual incentive, long-term incentive, and benefit plans for the Chief Executive Officer and Chief Financial Officer.

What are the qualifications for serving on the Compensation Committee?

The Compensation Committee is composed of no less than three directors, one of whom serves as chairperson and each of whom is independent as required under NASDAQ listing standards. In addition, all members of the committee must be “non-employee directors” as defined under Rule 16b-3 of the Exchange Act and “outside directors” for purposes of Section 162(m) of the Internal Revenue Code (the “Code”).

Each member of the Compensation Committee must have business experience that, in the opinion of the Board of Directors, qualifies him or her to evaluate senior management compensation, equity-based compensation plans, benefit plans and management succession planning.

The Board has determined that each of the members of the Compensation Committee meets these qualifications.

Has the Company conducted a risk assessment of our compensation policies and practices for compensating employees?

Yes. The Compensation Committee, on behalf of the Company, reviewed our policies and practices for compensating all of our associates, including our executive officers, and concluded that the risks arising from these policies and practices are not reasonably likely to have a material effect on us. Specifically, the Compensation Committee determined that our compensation programs contain design features that mitigate the likelihood of excessive risk-taking behavior. These features include:

•	A mix of fixed and variable compensation, with variable compensation tied both to short-term and long-term objectives in alignment with our business plan.

•	Payout curves that provide a performance gate for minimum payouts and a cap on maximum payout formulas.

•	Clawback provisions pertaining to long-term incentive awards.

•	Share ownership and retention guidelines applicable to our executive officers.

•	Our eligible associates, including our senior executives, participate in the same annual incentive plan that has been approved by the Compensation Committee.

•	Our annual incentive plan relies on more than one performance measure.

•	Mandatory training on our Code of Business Conduct and Ethics that educates our associates on appropriate behaviors and consequences of taking inappropriate actions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee are Yvonne R. Jackson, James P. Olson, Terry Peets and Richard E. Rivera. During fiscal 2010, no member of the Compensation Committee was a current or former officer or employee of the Company, had any direct or indirect material interest in or relationship with us outside of his or her position as a director, and no executive officer of the Company served as a director or as a member of the compensation or equivalent committee of another entity, one of whose executive officers served as a director of the Company or on the Company’s Compensation Committee.

OTHER GOVERNANCE MATTERS

Does the Company have a Code of Conduct?

Yes. We have a Code of Business Conduct and Ethics (the “Code of Conduct”) which applies to directors, executive officers and associates. The Code of Conduct is the foundation of our Compliance and Ethics Program and expresses our commitment to:

•	conduct business in compliance with all applicable laws and regulations;

•	meet high standards of business conduct and ethics;

•	deal fairly with customers, associates, investors, business partners and competitors; and

•	maintain a safe and healthy work environment.

Among other things, the Code of Conduct provides guidance on avoiding conflicts of interest, protecting Company assets, complying with applicable laws and regulations, and reporting concerns without fear of retaliation.

Does the Company have a Code of Conduct for Senior Executive and Financial Officers?

Yes. We have a Senior Executive and Financial Officers Code of Ethics that complements our Code of Conduct. Among other things, the Senior Executive and Financial Officers Code of Ethics promotes honest and ethical conduct; full, fair, accurate, timely and understandable disclosure in public communications; and compliance with applicable laws, rules and regulations.

Are the executive officers required to certify compliance with the codes?

Yes. All of our executive officers are required to certify compliance with the Code of Conduct at least annually. In addition, our Chief Executive Officer and senior financial officers are required to certify compliance with the Senior Executive and Financial Officers Code of Ethics at least annually. The Nominating and Corporate Governance Committee and the Board of Directors must unanimously approve in advance any waiver of any provision of either of these codes for any member of the senior management team. The circumstances surrounding, and basis for, any waiver will be publicly disclosed on our website.

Where can I find copies of the codes?

The Code of Conduct and the Senior Executive and Financial Officers Code of Ethics are available under the “Corporate Governance” section of the Investors page of our website at www.winn-dixie.com. In addition, the Senior Executive and Financial Officers Code of Ethics was filed with the SEC as an exhibit to our Form 10-K for fiscal 2009. We will provide any of our shareholders a copy of the codes without charge upon written request to Shareholder Relations at the following address:

Winn-Dixie Stores, Inc.

5050 Edgewood Court, Jacksonville, Florida 32254-3699

Attention: Shareholder Relations

Email: shareholderrelations@winn-dixie.com

PROPOSAL 1—ELECTION OF DIRECTORS

Which directors are standing for election this year?

The Board of Directors, on the recommendation of the Nominating and Corporate Governance Committee, has nominated all nine of the current directors for election at the annual meeting to hold office until the 2011 Annual Meeting of Shareholders or until their successors are duly elected and qualified. The nominees are: Evelyn V. Follit, Charles P. Garcia, Jeffrey C. Girard, Yvonne R. Jackson, Gregory P. Josefowicz, Peter L. Lynch, James P. Olson, Terry Peets and Richard E. Rivera, each of whom has consented to nomination and to serve if elected.

What if a nominee is unable or unwilling to serve?

Should any one or more of these nominees become unable or unwilling to serve (which is not anticipated), the Board of Directors may designate substitute nominees, in which event the persons named in the proxy will vote proxies that otherwise would be voted for the named nominees for the election of the substitute nominee or nominees.

What is the recommendation of the Board?

The Board of Directors recommends a vote FOR the nine nominees.

INFORMATION ABOUT OUR BOARD OF DIRECTORS

The proxies appointed by the Board of Directors intend to vote the proxies for the election of each of these nominees, unless you indicate otherwise on the proxy or voting instruction card.

With respect to the Board’s slate of director nominees, the Board has also considered whether the slate, taken as a whole, has representatives with the following qualifications and experience, as indicated in their biographies:

•	Industry experience, including expertise relating to grocery, supermarket and retail chains, is important in understanding and reviewing our business and strategy.

•

Executive level experience is important because directors with senior level executive experience generally possess strong leadership qualities and the ability to identify and develop those qualities in others.

•	Talent management experience is valuable in helping us attract, motivate and retain top candidates for positions at the Company.

•	Corporate governance experience supports our goals of strong Board and management accountability, transparency and protection of shareholder interests.

The following pages contain biographical and other information about the nominees as of June 30, 2010. Following each nominee’s biographical information, we have provided information concerning the particular experience, qualifications, attributes and/or skills that led the Nominating and Corporate Governance Committee and the Board to determine that each nominee should serve as a Director. In addition, a majority of our Directors serve or have served on boards and board committees (including, in many cases, as committee chairs) of other companies, which we believe provides them with additional board leadership and governance experience, exposure to best practices, and substantial knowledge and skills that further enhance the functioning of our Board.

Evelyn V. Follit	Committee Memberships:	Member, Audit Committee
Director Since: 2006
Age: 63

Ms. Follit is President of Follit Associates, a corporate technology and executive assessment consulting firm that she founded in 2007. She is a former executive of RadioShack Corporation, a consumer electronics retail company, which she joined in 1997 as Vice President of Human Capital and, within one year, became its Chief Information Officer, adding the title of Chief Organizational Enabling Services Officer in 2003. In that combined role, she was responsible for information technology strategy for the nearly 7,000 retail stores and for designing RadioShack’s executive compensation, as well as succession planning, executive development and health and benefits cost containment until her retirement in 2005. During her tenure at RadioShack, she was repeatedly recognized by various publications and trade groups for her leadership.

From April 2005 through February 2006, she was a member of the board of directors of Linens-n-Things, and was also a member of its audit committee. Since 2007, Ms. Follit has served as a director of Beall’s Inc., a privately held retail department store, and is a member of its audit and compensation committees. She served as a director and member of the audit committee of Catalina Marketing, Inc. (formerly NYSE: POS), a marketing solutions company from 2000 through 2007, and as a director of Nautilus, Inc. (NYSE: NLS), a fitness equipment retailer, from 2007 through early 2008.

Ms. Follit brings over 20 years’ experience as an executive officer and director with a particular focus on information technology and finance. Ms. Follit’s executive level experience in information technology, human resources and operations management at RadioShack is valuable to the Company. In addition, her service as a director for Beall’s, a regional department store chain in the South, gives her specific knowledge of our local customer markets.

Charles P. Garcia	Committee Memberships:	Member, Audit Committee Member, Nominating & Corporate Governance Committee
Director Since: 2006
Age: 49

Mr. Garcia is Senior Managing Director of Garcia & Company Merchant Banking LLC, a merchant banking and consulting firm focused on the global Hispanic market, which he founded in November 2009. Prior to founding the firm, from February 2009, he was Managing Director, Merchant Banking Division, of Cabrera Capital Markets LLC, a full service broker-dealer. From 2006 until February 2009, he served as Senior Managing Director, Hispanic Capital Markets Group, an investment banking division within vFinance Investments, Inc., focused on the global Hispanic market. From 1997 to 2006, Mr. Garcia served as Chief Executive Officer of Sterling Financial Group of Companies, a privately held financial services and investment banking firm focused on Hispanic customers.

Mr. Garcia is serving his fourth term as Chairman of the Board of Visitors of the U.S. Air Force Academy, a Presidential appointment. He is a member and former Chairman of the Aetna Latino Advisory Council, an advisory board reporting to the chief executive officer of Aetna, Inc. (NYSE: AET), focused on growing the Hispanic market share of this diversified healthcare company. He is the national spokesman and Hispanic market consultant for Amway Global, a leader in the $80 billion global direct selling industry. Mr. Garcia is a director of the National Society of Hispanic MBAs, a leading Hispanic business organization. He is a member of the advisory board for the Florida State University Center for Hispanic Marketing Communication, a national hub for innovative research for marketing to Hispanic consumers. Mr. Garcia is a graduate of Columbia Law School and a member of The Florida Bar.

Mr. Garcia brings to the Board significant understanding of the Hispanic consumer market which gives him insights into an important customer base for the Company. In addition, he brings executive level experience to the Board in the financial services sector, which includes strategic planning, corporate recapitalizations, company valuations and corporate capital structure. Mr. Garcia’s experience qualifies him to be designated as an audit committee financial expert under SEC rules.

Jeffrey C. Girard	Committee Memberships:	Chair, Audit Committee
Director Since: 2006
Age: 62

Mr. Girard serves as an investment partner and member of the Executive Committee of Springboard Capital II, LLC, and Emergent Growth II, LLC, two private investment partnerships. From 2002 to 2004, he served as Vice Chairman, Finance and Administration, at Shopko Stores, Inc., a multi-department general merchandise retailer, where from April to October 2002 he acted as interim chief executive officer. Mr. Girard also served as a member of the Shopko Board of Directors from 1991 to 2004, and was the chair of its audit committee from 1998 to 2002. From 1998 to 2002, Mr. Girard was a consultant to public and private companies focusing on strategic and financial planning and general financial management. Mr. Girard also has experience as the former Executive Vice President and Chief Financial Officer for each of SUPERVALU, Inc. (NYSE: SVU), a Minneapolis-based food wholesaler and retailer from 1990 to 1997, and Supermarkets General Corp., a supermarket retailer from 1987 to 1990.

Mr. Girard is a director of Ace Hardware Corporation, a retailer-owned hardware cooperative, where he is the chair of the audit committee, and a director and chair of the compensation committee of the start-up pharmaceutical company NanoMedex Pharmaceutical, Inc.

Mr. Girard brings to the Board extensive executive management experience as a chief financial officer in the food retailing industry, including experience in risk management, information technology, strategic planning and investor relations, as well as significant management experience in retail operations. Mr. Girard’s experience qualifies him to chair the Company’s Audit Committee and he has been designated as an audit committee financial expert under SEC rules.

Yvonne R. Jackson	Committee Memberships:	Chair, Compensation Committee
Director Since: 2006
Age: 61

Ms. Jackson is President and Principal of BeecherJackson, a human resources management consulting firm that she co-founded in 2006. From 2002 to 2005, she served as Senior Vice President, Corporate Human Resources of Pfizer, Inc. (NYSE: PFE), a global pharmaceutical company with over 100,000 employees, where she was responsible for overall strategy development and the execution of Pfizer’s company-wide human resources policies and initiatives. From 1999 to 2002, she served as Senior Vice President Human Resources and Chief People Officer at Compaq Computer Co., a computer manufacturing and marketing company, prior to its acquisition by Hewlett-Packard. From 1993 to 1999, she served as Senior Vice President Human Resources and Chief People Officer at Burger King Corporation (NYSE: BKC), a nationwide fast-food retailer.

Ms. Jackson is a former director and compensation committee member of Best Buy Co., Inc. (NYSE: BBY). Ms. Jackson is the Chairwoman of the Board of Trustees of Spelman College and a former member of PricewaterhouseCoopers Advisory Council.

Ms. Jackson has over 30 years’ experience in human resources, including experience as the most senior human resources executive at three highly respected companies and most recently as a human resources management consultant. Her experience enables her to assist the Board in its deliberations regarding succession planning, compensation and benefits, change management, talent management, organizational management and diversity strategies. Ms. Jackson’s background qualifies her to chair the Company’s Compensation Committee.

Gregory P. Josefowicz	Lead Director
	Committee Memberships:	Member, Audit Committee
Director Since: 2006
Age: 57

Mr. Josefowicz joined Borders Group, Inc., a leading global retailer of books, music and movies with over 14,000 employees, in 1999 as Director, Chief Executive Officer and President. In 2002, he was appointed Chairman of the Board and served as Chairman, CEO and President until his retirement in 2006. From 2006 to 2008, he served as a non-exclusive senior level consultant for Borders. Prior to joining Borders, he was chief executive officer of the Jewel/Osco division of American Stores Company, which operated food and drug stores in the Midwest, until American Stores merged into Albertson’s Inc., a national retail food-drug chain. After that merger, Mr. Josefowicz became president of Albertson’s Midwest region.

Mr. Josefowicz has served as a director of PETsMART, Inc. (NASDAQ:PETM), a leading pet supply/services retailer, since 2004 and is currently its lead director and chair of the nominating and corporate governance committee. He currently serves as a director of United States Cellular Corp. (NYSE:USM), a telecommunications company, since April 2009. He was also a director of Telecommunications and Data Services (NYSE:TDS) from 2007-2009. From 1999 through 2007, he was a director and served as chair of the audit committee of Ryerson (NYSE:RYI) before its acquisition by Rhombus. From 2001 through 2005, he served as a director of Spartan Stores (NASDAQ:SPTN), a large grocery distributor, where he was a member of the compensation committee.

Mr. Josefowicz brings to the Board more than 30 years of leadership in the retailing industry, including significant experience in food retailing. As a former president and CEO for large retail chains, and the current lead director for two public companies, his knowledge base includes corporate governance, marketing, merchandising, brand development, retail operations and human resources. Mr. Josefowicz’s experience qualifies him to be designated as an audit committee financial expert under SEC rules.

Peter L. Lynch	Chairman and Chief Executive Officer
Director Since: 2004
Age: 58

Mr. Lynch is President and Chief Executive Officer of Winn-Dixie. He was appointed to this position in 2004. During 2003 and 2004, he was a private investor. From 1999 to 2003, he held various positions of increasing responsibility, including President and Chief Operating Officer and Executive Vice President-Operations, with Albertson’s, Inc., a national retail food and drug chain comprised of 2,500 stores operating under the Albertson’s, Jewel/Osco, ACME, Sav-on and Osco names. While at Albertson’s, Mr. Lynch spearheaded the successful merger of American Stores Company, which operated food and drug stores in the Midwest, into Albertson’s. Mr. Lynch also held executive positions with Jewel/Osco, including President of the ACME division and Senior Vice President of Store Operations. Mr. Lynch began his career with Star Markets Company, a regional retailer, serving as Vice President of Operations and Vice President of Human Resources before being named its President.

Mr. Lynch is a member of the board of directors of the Food Marketing Institute, an industry trade association, and Topco Associates LLC, a provider of aggregation and knowledge management services to food retailers and wholesalers. He is a member of the Board of Trustees of Nichols College.

Mr. Lynch has significant leadership experience in the food retailing industry. Since his appointment as President and CEO in 2004, Mr. Lynch has guided the Company through a significant operational and financial turnaround. He brings to the Board extensive knowledge of all aspects of the food retailing business, including strategic planning, financial management, mergers and acquisitions, and retail and non-retail operations.

James P. Olson	Committee Memberships:	Member, Compensation Committee Member, Nominating and Corporate Governance Committee
Director Since: 2007
Age: 60

Mr. Olson is the retired Senior Vice President, Operations of PepsiCo International, a global food and beverage supplier. From 2002 to 2006, he held this position for PepsiCo’s Europe, Middle East and Africa division and was responsible for all manufacturing, distribution, purchasing and engineering. From 1999 to 2002, he served as Vice President, Operations of Ernest & Julio Gallo Winery, one of the largest global wine production companies where he was responsible for all vineyards, procurement, production, bottling and distribution operations.

Mr. Olson is a former director of Snack Food Ventures Europe, a PepsiCo/General Mills joint venture in Western Europe, and the European Snack Food Association. He is a former director of the United Way of Central Carolinas.

Mr. Olson brings to the Board 35 years’ experience in the food and beverage industry, including 17 years in senior executive roles for major global food and beverage suppliers. His background encompasses many areas, including procurement, manufacturing, logistics, labor relations, construction management, consumer insights and supplier/retailer relations, which are relevant to his service to the Company and of value to the Board.

Terry Peets	Committee Memberships:	Chair, Nominating and Corporate Governance Committee Member, Compensation Committee
Director Since: 2006
Age: 65

A private investor, Mr. Peets served as a consultant to CCMP Capital (formerly JP Morgan Partners LLC), a private equity company, from 2000 to 2007. From 2000 to 2002, Mr. Peets also served as chairman of the board of directors of Bruno’s Supermarkets, Inc., a food retailing company. Prior to his tenure at Bruno’s, he was a director, President and Chief Executive Officer of PIA Merchandising Co., Inc. (NASDAQ:PIAM), a nationwide provider of retail merchandising services. He has also held senior executive positions at both The Vons Companies, Inc. and Ralph’s Grocery Co., including Executive Vice President, Senior Vice President Merchandising, Senior Vice President Marketing, Group Vice President Merchandising, and Group Vice President Store Operations.

Mr. Peets is chairman of the board of directors of each of World Kitchen, LLC, a kitchen products manufacturing and marketing company, City of Hope National Cancer Center, a biomedical research, treatment and educational institution, and its related Arnold Beckman Research Institute. He is also a director of Andronico’s Supermarkets, Inc., a privately held upscale retailer of fresh, specialty and gourmet food products, Inmar, Inc., a private company focused on technology-driven logistics solutions, and Ruiz Foods, Inc., a privately held manufacturer of Mexican food.

Mr. Peets brings to the Board more than 25 years’ experience as a food retailing industry leader, both as a retail executive and as a board member. His background encompasses many areas which are relevant to his service to the Company and valuable to the Board, including distribution/logistics, information technology, manufacturing, retail and non-retail supply chain management, sales, marketing, and operations management. Through his participation on other boards, he has developed specific expertise on governance and compensation issues faced by corporations. Mr. Peet’s experience qualifies him to chair the Company’s Nominating and Corporate Governance Committee.

Richard E. Rivera	Committee Memberships:	Member, Compensation Committee
Director Since: 2006
Age: 63

In April 2009, Mr. Rivera was appointed Chairman, President and Chief Executive Officer of Real Mex Restaurants, Inc., a casual dining Mexican restaurant chain. Beginning in 2004, he has also served as President and CEO of Rubicon Enterprises, LLC, a restaurant consulting, development and management company. From 1997 to 2004, he served in various capacities at Darden Restaurants, Inc. (NYSE:DRI), a nationwide dining restaurant company, including President and Chief Operating Officer from 2002 to 2004 and President of its Red Lobster chain of restaurants from 1997 to 2002.

Mr. Rivera is a director (1993 to present) and former chairman (2007 to 2008) of the National Restaurant Association, a restaurant trade association.

Mr. Rivera brings to the Board more than 30 years’ experience as an executive officer in the retail restaurant/food industry, including service as a chief executive officer with national restaurant chains. His leadership expertise includes executive management, corporate governance, strategic planning, budgeting, marketing and consumer behaviors.

AUDIT COMMITTEE REPORT

What is the primary purpose of the Audit Committee?

The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight of accounting and financial reporting processes of the Company and its subsidiaries and the audits of the Company’s consolidated financial statements; the Company’s disclosure controls and internal control over financial reporting; the Company’s regulatory, compliance, and operational risk management programs and policies, as well as our codes of business conduct and ethics, all of which are incorporated into our ERM program; the independence, qualifications and performance of the Company’s independent registered public accounting firm; the qualifications and performance of the Company’s internal auditors and related party transactions as required by the rules of NASDAQ. The Audit Committee performs these duties pursuant to a written charter approved by the Board of Directors.

How does the Audit Committee perform its duties?

The Audit Committee typically meets at least four times each year in conjunction with the Board of Directors regular meetings and telephonically four additional times each year prior to the Company filing its quarterly and annual SEC reports. Other persons, including management, other directors or outside advisers, may attend meetings of the Audit Committee at the committee’s sole discretion.

Meeting agendas are prepared and provided in advance to the Audit Committee, together with the appropriate briefing materials. The Audit Committee maintains minutes or other records of meetings and activities.

At each quarterly Audit Committee meeting, in conjunction with the Company’s filing of its quarterly and annual SEC reports, the committee meets in separate sessions, without other representatives of Company management, with the independent registered public accounting firm, the Company’s Senior Director of Internal Audit and the Senior Vice President and Chief Financial Officer and others as requested by the committee.

The Audit Committee reports and makes recommendations as appropriate to the Board of Directors with respect to its meetings and activities, including with respect to the quality or integrity of the Company’s financial statements, the structure and effectiveness of the Company’s ERM program and certain aspects thereof, the performance and independence of the Company’s independent registered public accounting firm and the performance of the Company’s internal auditors.

What are the responsibilities of management?

Management is responsible for the preparation and presentation of the Company’s consolidated financial statements, the Company’s accounting and financial reporting principles and internal controls and procedures that are reasonably designed to assure compliance with accounting standards and applicable laws and regulations.

What are responsibilities of the Company’s independent registered public accounting firm?

The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and effectiveness of the Company’s internal control over financial reporting, in accordance with the standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion as to their conformity with U.S. generally accepted accounting principles.

What matters have members of the Audit Committee discussed with management and the independent registered public accounting firm?

In the performance of its oversight duties, the Audit Committee has reviewed and discussed with management and our independent registered accounting firm, KPMG LLP (“KPMG”) the audited consolidated financial statements for the fiscal year ended June 30, 2010 and the effectiveness of the Company’s internal control over financial reporting as of June 30, 2010. The Audit Committee has also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has also received the written disclosures and letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee has discussed with KPMG the firm’s independence. The Audit Committee has reviewed and approved all services provided to the Company by KPMG.

What are the results of the Audit Committee’s discussions with management and the independent registered public accounting firm?

Based upon the review and discussions described in this report, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for fiscal 2010.

Who prepared this report?

This report has been prepared and furnished by the members of the Audit Committee at the end of fiscal 2010.

Jeffrey C. Girard, Chair

Evelyn V. Follit

Charles P. Garcia

Gregory P. Josefowicz

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

What were the services provided by and fees paid to the Company’s independent registered public accounting firm in the last two fiscal years?

The fees for our independent registered public accounting firm, KPMG, for the indicated services performed for the fiscal years ended June 30, 2010 and June 24, 2009 were as follows (amounts in thousands):

	2010	2009
Audit fees(1)	$1,856	$2,006
Audit-related fees(2)	50	69
Tax fees(3)	251	303

TOTAL:	$2,157	$2,378

(1)	Fees for audit services include fees associated with the annual audit of financial statements, annual audit of internal control over financial reporting and review of quarterly financial statements.
(2)	Fees for audit-related services include fees associated with the annual audit of employee benefit plans and access to online research tool.
(3)	Fees for tax services include fees associated with tax compliance, tax advice and tax planning.

In accordance with SEC rules and our Audit Committee charter, the Audit Committee approved all fees billed by our independent registered public accounting firm in fiscal 2010.

The Audit Committee has reviewed and discussed the fees of KPMG during the last fiscal year for audit and non-audit related services and has determined that the provision of non-audit services are compatible with the firm’s independence.

What are the pre-approval policies of the Audit Committee for audit and non-audit services?

Under our Audit Committee charter, the Audit Committee reviews and approves our independent registered public accounting firm’s proposed audit scope and plans, including coordination of the activities of the internal auditors and the independent registered public accounting firm. The Audit Committee also approves the annual budget for all audit and permissible non-audit services to be provided. The Audit Committee pre-approves all engagements of our independent registered public accounting firm. The Committee’s general policy is to restrict the engagement of the independent registered public accounting firm to the provision of audit and audit-related services, as well as permissible tax-related services.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

What am I voting on?

You are voting on a proposal to ratify the appointment of KPMG as our independent registered public accounting firm for fiscal 2011. The Audit Committee of the Board has appointed KPMG to serve as our independent registered public accounting firm. Although our governing documents do not require the submission of the selection of the independent registered public accounting firm to the shareholders for approval, the Board considers it desirable that the appointment of KPMG be ratified by our shareholders.

What services does the independent registered public accounting firm provide?

Audit services provided by KPMG for fiscal 2010 included annual audit of financial statements, annual audit of internal control over financial reporting and review of quarterly financial statements. Additionally,

KPMG provided certain services related to the annual audit of employee benefit plans and access to an online research tool, and tax services as described under Independent Registered Public Accounting Firm Fees and Services.

Will a representative of KPMG be present at the annual meeting?

Yes. One or more representatives of KPMG are expected to be present at the meeting. The representatives will have an opportunity to make a statement if they desire and are expected to be available to respond to appropriate questions from shareholders.

What if this proposal is not approved?

If the appointment of KPMG as our independent registered public accounting firm is not ratified, the Audit Committee may reconsider the appointment.

What is the recommendation of the Board?

The Board of Directors recommends a vote FOR the ratification of KPMG as our independent registered public accounting firm for fiscal 2011.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) explains to our shareholders the compensation principles under which our compensation program operates and the key actions taken by our Compensation Committee (the “Committee”) in fiscal 2010 with respect to the compensation of our named executive officers (“NEOs”) included in the compensation tables that follow.

COMPENSATION PRINCIPLES

Our compensation program is based on the following principles:

Pay for performance:    Compensation for senior executives is heavily tied to Company performance. If the Company or the executive does not perform, the executive will receive only a fraction of his or her target compensation. In support of this principle, 80% of the target annual incentive award for our NEOs is based on Company performance. Further, in fiscal 2010, over 80% of the target value of the long-term incentive awards made to our NEOs vest only if we achieve specified performance levels in key financial measures.

Competitive target compensation levels:    Our goal is to target total compensation at the median of our compensation peer group, while retaining the flexibility to pay a higher level of compensation to attract high-performing and high-potential candidates into key positions or to pay at a lower level to reflect the economic conditions under which the compensation decision is being made.

Base salary is targeted at the 50th percentile, with annual incentives targeted above the 50th percentile and annual long-term incentive grants targeted below the 50th percentile. The Committee generally applies these principles consistently among all NEOs, but utilized discretion to attract and retain necessary talent during the early stages of our business turnaround.

In establishing Mr. Lynch’s compensation, the Committee has considered the greater responsibilities of Mr. Lynch as the Chairman and Chief Executive Officer of the Company and has also considered the competitive market for chief executive officer compensation levels, which reflect a meaningful variation between the Chief Executive Officer and other executive positions for each element of compensation.

Transparency and strong governance practices:    Our goal is to fully describe our compensation philosophy and programs and the financial targets incorporated into those programs, as well as the compensation decisions ultimately made by the Committee. The Committee is committed to refining its approach to executive compensation consistent with evolving governance practices and the input of our shareholders.

FISCAL 2010 COMPENSATION OVERVIEW

Business Results

In fiscal 2010, our plan called for 1.0% to 2.0% identical store sales growth and $170 to $180 million in Adjusted EBITDA for the fiscal year. By the end of the first fiscal quarter, we revised our plan in light of economic conditions to project $140 to $160 million in Adjusted EBITDA. While the Committee believes management performed well in achieving $145 million in Adjusted EBITDA, our original business goals were not achieved, and the compensation decisions made by the Committee in fiscal 2010 reflect our pay for performance philosophy.

Compensation Actions Taken

In light of our business performance in fiscal 2010, the following are key executive compensation decisions made by the Committee to ensure executive compensation is based on our business performance and aligned with shareholder interests:

Base Salary:    Annual base salary increases for all associates, including NEOs, were delayed three months in fiscal 2010. Effective in the second half of the fiscal year, base salary increases for the NEOs were 2.5%, equal to the average for the Company as a whole. For fiscal 2011, NEOs will not receive an increase in base salary.

Annual Incentive Award:    Company performance in achieving Adjusted EBITDA and identical store sales goals constitutes 80% of the target annual incentive award. Because we did not meet our budgeted performance, the NEOs received no payout with respect to these two metrics. The remaining 20% of the award, which is discretionary based on the Committee’s evaluation of each of the NEO’s contributions to the business, was paid at the target amount for each NEO. As a result of these actions, Mr. Lynch’s fiscal 2010 annual incentive award was 80% lower than his target bonus opportunity. Similarly, the remaining four NEOs received an average annual incentive award that was 80% lower than their respective target bonus opportunities. The Committee believes these significantly reduced payouts for fiscal 2010 are consistent with its pay for performance philosophy.

Annual LTI Grants:    The Committee took several steps in fiscal 2010 to further strengthen the alignment of its long-term incentive (“LTI”) program with its pay for performance philosophy. Historically, the Committee has calculated the number of restricted stock units (“RSUs”) and stock options to be received by each NEO using a “fixed value” approach, in which it established a median target value for the grant and then utilized a Black-Scholes calculation to determine the number of options and RSUs required to deliver the desired value. The 2009 annual LTI award had been structured to deliver 64% of the value in performance-based awards and 36% in time-based awards. In fiscal 2010, the program was revised as follows:

•

The portion of the annual LTI award which is performance-based was increased to 70%. In addition, performance-based RSUs, which had been 24% of the overall value of the award in fiscal 2009, were increased to 45% of the total target value of the annual LTI award in fiscal 2010. The remaining 55% of the target value was composed of stock options (25%) and time-based RSUs (30%).

•

In calculating the targeted value of the annual LTI grants, the Committee applied a 10% discount to the information obtained from its peer group analysis. The Committee took this step to implement a reduction in the absolute level of compensation paid to its NEOs in light of anticipated trends in executive compensation. The slight increase in Mr. Lynch’s 2010 LTI grant relative to the prior year was a one-time event due to the Committee’s goal to harmonize the methodology for determining competitive total direct compensation among the NEOs, which required an adjustment to the basis for calculating the size of his grant.

•

The Committee changed from a “fixed value” approach to a “share allocation” approach. In a fixed value model, which continues to be the most prevalent model used in corporate America, when the stock price declines from one year to the next the number of shares required to be granted to deliver the targeted value increases, which the Committee believes does not align with pay for performance or shareholder interests. To implement a share allocation model approach, the Committee worked with management to establish a multi-year business plan and accompanying target share values for the next three years, subject to the discretion of the Committee. The target value (a 10% discount to median 2009 compensation levels) was to be held constant for three years and the share price indicated in the business plan—which increases each year—is divided into the target value to determine the number of shares to be received by each NEO each year. The result is a share allocation for a three-year period (subject to future discretion of the Committee) designed to deliver a 10% below median value LTI grant if the goals in the business plan are achieved. To the extent the share price exceeds the value anticipated in our business plan, the actual value received by the executives will be greater; however, to the extent share value does not reach the anticipated share price, the actual value received by the executives will be less. In November 2009, when annual LTI grants were made, the then-current share price was significantly less than the share price indicated in our business plan. As a result, the number of RSUs and options received by our NEOs for their annual LTI grant was approximately 40% less than would have been received based on prior year methodologies.

One-Time Performance Grant:    One of our key long-term business objectives is to achieve Adjusted EBITDA margins and a Return on Invested Capital (“ROIC”) at least equal to those of selected public company grocers, including Great Atlantic & Pacific Tea Co., Inc., Kroger’s, Publix, Safeway and SUPERVALU. In fiscal 2010, our ROIC and Adjusted EBITDA margin were 42.7% and 36.0%, respectively, of the average of the peer group. To incent management to close these gaps, and to retain our leadership, a one-time performance grant of RSUs and stock options was made in fiscal 2010 which included performance criteria under which shares and options fully vest only in the event our Adjusted EBITDA margin and ROIC at the end of fiscal 2014 are at least equal to the average performance of the peer group over five fiscal years. For any shares or options to vest, our Adjusted EBITDA margin and ROIC must improve significantly from their current levels to at least 60% of the average of the peer companies. Given that value is only realized by the NEOs if significant improvement is achieved in our Adjusted EBITDA margin and ROIC, the Committee believes this one-time grant is highly aligned with our pay for performance philosophy. This grant was separate from the annual LTI program, was made in fiscal 2010, but is not expected to be made in fiscal 2011 or the future.

Results of Compensation Actions

The Summary Compensation Table on page 35 provides compensation information as required by the rules of the SEC. In addition to the disclosures in the Summary Compensation Table, we believe that additional information may be useful to fully explain the value of the compensation provided to the NEOs in fiscal year 2010, as well as the associated risks or timing for their receipt of such compensation. Accordingly, we describe below and provide a table to reflect the actions taken by the Committee during fiscal year 2010 and the impact of those actions when viewed in this manner. These actions resulted in 12%-28% reductions in total compensation to our NEOs as compared to 2009 which are consistent with the Committee’s pay for performance philosophy.

In fiscal 2010, total cash compensation (salary and annual incentive award) for Mr. Lynch decreased 40% from fiscal 2009 cash compensation. Total average cash compensation for the other four NEOs decreased an average of 35% from fiscal 2009. The reason for the dramatic reduction in cash compensation was reduced annual incentive payments received because the Company did not achieve Adjusted EBITDA and identical store sales goals for the fiscal year. While the Committee believes the management team performed well in a difficult economic environment in fiscal 2010, it believes these significantly reduced compensation levels are consistent with its pay for performance philosophy and necessary to align executive compensation to shareholder interests.

As described in footnote (2) to the Summary Compensation Table, on page 35, the Summary Compensation Table includes the grant date value of a one-time performance award of RSUs and stock options made to our NEOs during fiscal 2010 (as described on page 26 under “One-Time Performance Grant”). These RSUs and stock options will vest at the end of fiscal 2014 only if (a) our Adjusted EBITDA margin and ROIC meet specified targets through the end of fiscal 2014 and (b) the executive continues to be employed by the Company through that time. While SEC rules require the inclusion in the Summary Compensation Table of the full grant date value of these RSUs and stock options (based on certain assumptions regarding the amounts that may be earned), the Compensation Committee believes that it is more accurate to reflect one fifth of this value (in 2010 and each fiscal year through 2014), as the performance period over which the awards will vest will span that five-year period of time. Accordingly, the following table shows the total annual compensation of each NEO, as adjusted to reflect this five-year proration of these one time performance awards. All other amounts reflected in this table are the same as those shown in the Summary Compensation Table. As reflected in the following table, the compensation of our NEOs decreased between 12% and 28% as compared to fiscal 2009.

Named Executive Officers’ Summary of Compensation

Compensation	P. Lynch	B. Nussbaum	D. Portnoy	L. Appel	F. Eckstein
Cash Compensation
Base Salary	$1,328,900	$590,490	$556,875	$526,500	$415,013
Annual Incentive Paid	269,060	95,645	90,200	85,280	67,220
% decrease from target bonus	-80%	-80%	-80%	-80%	-80%
Total Cash Compensation	1,597,960	686,135	647,075	611,780	482,233
% change vs. FY 2009	-40%	-36%	-36%	-35%	-32%

Annual Long-term Incentives
Annual Time -Vesting RSU award	$534,961	$185,806	$185,806	$152,039	$106,861
Annual Performance -Vesting RSU award	802,430	278,710	278,710	228,064	160,291
Total Annual RSU Award	1,337,391	464,516	464,516	380,103	267,152
Annual Options Award	442,821	153,804	153,804	125,852	88,454
Total Annual Long-term Incentives	1,780,211	618,320	618,320	505,955	355,606

All Other Compensation	333,541	31,725	30,000	25,000	30,000

Total Annual Compensation	3,711,713	1,336,180	1,295,395	1,142,735	867,839
Total Annual Compensation (FY2009)	4,596,275	2,008,701	1,945,837	1,668,506	1,247,962
% change vs. FY 2009	-19%	-33%	-33%	-32%	-30%

Prorated One-time Performance Award
One- Fifth Performance-Vesting RSU award	$152,820	$50,940	$50,940	$50,940	$50,940
One- Fifth Performance-Vesting Options award	170,400	56,800	56,800	56,800	56,800
Total Prorated One-time Performance award	323,220	107,740	107,740	107,740	107,740

Total Annual Compensation including Prorated Grant	$4,034,933	$1,443,920	$1,403,135	$1,250,475	$975,579
Total Annual Compensation (FY 2009)	$4,596,275	$2,008,701	$1,945,837	$1,668,506	$1,247,962
% change vs. 2009	-12%	-28%	-28%	-25%	-22%

COMPENSATION CONSULTANT

In accordance with the Committee’s charter, the Committee has the authority to engage, retain and terminate a compensation consultant. The compensation consultant may not perform other services for the Company unless those services are pre-approved by the Committee, and the Committee would be updated regularly as to the status of such services.

Beginning in April 2007, the Committee retained Steven Hall & Partners as its independent compensation consultant to assist the Committee in creating and implementing executive compensation strategies. During fiscal 2010, Steven Hall & Partners did not provide any other services to the Company. Management may use other outside consultants to assist with the day-to-day management of our programs and in the development of proposals for review by the Committee and its independent consultant. In fiscal 2010, management did not engage a separate consultant.

Steven Hall & Partners attended every Committee meeting during fiscal 2010 at the invitation of the Chair and assisted the Committee with obtaining, analyzing, and presenting competitive peer company market data and relevant information relating to total compensation and our annual and long-term incentive programs, volatility measures, current equity values, and LTI program design.

PEER GROUP

The Committee believes benchmarking can be a useful tool to help gauge the compensation level for our executive talent. Benchmarking allows the Committee to compare the competitiveness of our compensation practices for our NEOs with the practices in the grocery and retail industries. A variety of factors were considered by the Committee in establishing comparator groups, including companies from the grocery industry, other retail companies, companies with which we compete for talent and relative size and performance.

Steven Hall & Partners has conducted a peer group analysis on an annual basis since fiscal 2008 at the request of the Committee. For fiscal 2010, the focus was to determine if any changes to the prior year groups were needed. In fiscal 2010, three groups of peer companies were presented to the Committee:

(1) a comparator group of companies generally based on revenue one-half to two times our revenue to be utilized as the primary peer group when the Committee considers individual executive cash and long-term compensation decisions (the “Comparator Group”);

(2) a group of seven additional companies that were not included in the Comparator Group primarily because of revenue, but that are analyzed and considered by the Committee to provide context in all matters for which the Comparator Group is utilized (the “Other Relevant Companies Group”); and

(3) a group of five grocery companies used to measure performance under our LTI plan (“Performance Comparator Group”).

All companies were recommended by Steven Hall & Partners and approved by the Committee because they were considered to be competitors with respect to the talent and experience required to serve on our executive team. The Committee believes, based on the recommendation of Steven Hall & Partners, that the companies listed in each group represent companies containing the broad group of executive talent for which we compete.

Comparator Group

BJ’s Wholesale Club, Inc.	Kohl’s Corporation	The Pantry, Inc.
Casey’s General Stores	Nash Finch Co.	Staples, Inc.
Family Dollar Stores, Inc.	Office Depot, Inc.
The Great Atlantic & Pacific Tea Company, Inc.

Other Relevant Companies Group
CVS Caremark Corporation	Safeway, Inc.	Target Corporation
The Kroger Co.	SUPERVALU, INC.	Walgreen Co.
Rite Aid Corporation

Performance Comparator Group
The Great Atlantic & Pacific Tea Company, Inc.	Publix Super Markets, Inc
The Kroger Co.	SUPERVALU, INC.
Safeway, Inc.

ELEMENTS OF COMPENSATION

The Committee carefully considers the purpose of the compensation programs in achieving overall program goals. Our compensation programs include:

•	Base salary;

•	Annual cash incentives;

•	Long-term equity incentives; and

•	Various benefits and perquisites.

Base Salary

The primary purpose of our base salary program is to provide competitive levels of pay to attract and retain the executive talent needed and motivate management talent to make our Company successful.

The Committee conducted its fiscal 2010 review of our NEOs’ base salaries in August 2009. The Committee’s review included consideration of the Company’s performance in fiscal 2009. In fiscal 2009, the Company was performing in accordance with its business plan despite the general economic downturn affecting the U.S. economy, and our executive leadership team was recognized to have contributed significantly to those results. In evaluating the base salaries of our NEOs, the Committee considered the peer group data described above, as well as general survey data published by Mercer, Watson Wyatt, Hewitt, and other third party survey sources. The Committee also considered recommendations from the CEO, its own review of each executive’s individual performance and Company business performance. The Committee did not assign a particular weight to any of these factors. Based on this review, the Committee approved base salary increases of 2.5% for Messrs. Portnoy, Appel and Eckstein. The Committee recommended for approval by the Board, and the Board approved, 2.5% base salary increases for Messrs. Lynch and Nussbaum. Salary adjustments for all associates, including NEOs, were delayed from an initial effective date of October 1, 2009 to January 1, 2010.

Annual Incentive Plan (AIP)

AIP Description     Our AIP is intended to motivate performance toward annual business objectives. Performance objectives are based on a combination of annual financial, strategic and operational goals. For financial and operational performance objectives (and other performance objectives wherever it is possible to do

so), the achievement level required for the participant to receive the target bonus payout is typically established consistent with our annual business plan. Achievement levels for a threshold payout (50% of the target payout) and superior payout (150% of the target payout) are also developed for each performance objective. Under the AIP, if the achievement falls between two of the stated performance achievement levels, the bonus payment is prorated. If we do not achieve the threshold level of Adjusted EBITDA, then no participant is eligible to receive a payout above target with respect to the portion of the award allocated to individual performance. For the NEOs other than the CEO and CFO, this is determined by the Committee and for the CEO and CFO, by the full Board, based on their discretion.

For fiscal 2010, there were no changes to the target bonus as a percent of salary for any of our NEOs. Target bonus for the CEO is 100% of base salary and 80% for the other NEOs. Beginning in fiscal 2010, newly hired (or promoted) senior vice presidents’ target bonus will be 60% of base salary with superior payout increased from 150% of target bonus to 200% of target bonus. However, our existing NEOs are not affected by this change.

Company performance objectives and the related achievement levels are established by the Committee immediately prior to or during the first quarter of each fiscal year. Following the conclusion of the fiscal year, actual Company performance for each performance objective is analyzed by the Committee to calculate bonus payouts. Performance objectives are primarily based on objective, quantifiable, financial measures. In fiscal 2009 and 2010, the Committee used Adjusted EBITDA (50% weighting) and identical store sales (30% weighting) as key measures of Company performance. The portion of the award allocated to individual performance is weighted at 20% of each executive’s bonus opportunity.

The Committee believes Adjusted EBITDA and sales are key drivers of our business success and incorporating them as common metrics into the AIP provides a clear focus for all members of our executive team on these critical measures of annual business performance. We calculate Adjusted EBITDA as follows: we add back to our reported net income adjustments for income tax expense, depreciation and amortization, favorable and unfavorable lease amortization (net) and interest expense (net) to determine EBITDA. We then make adjustments to EBITDA for share-based compensation, post-emergence bankruptcy related professional fees, self-insurance reserve adjustment, impairment charges and the VISA/MasterCard settlement to determine Adjusted EBITDA.

Fiscal 2010 AIP    The table below summarizes the metric weightings, performance objectives, performance targets, achievement levels and bonus payouts for each of our NEOs under the AIP in fiscal 2010. Targets were set so that performance required to qualify for payouts at target was achievable but challenging and performance required to qualify for a superior payout was difficult to achieve. For fiscal 2010, neither our Adjusted EBITDA nor our identical store sales met the threshold performance target. Consequently, none of our NEOs received a payout for these portions of the AIP and the potential payout for individual performance was capped at 20% of the total bonus opportunity. Individual performance is based on evaluation of the executive’s contribution to the business at the discretion of the Committee for NEOs other than the CEO and CFO and the Board for the CEO and CFO based on the Committee’s recommendation. The Committee recognized the efforts put forth by the named executive officers in maintaining margins and controlling expense and approved target achievement for the individual performance portion of the AIP for Messrs. Portnoy, Appel and Eckstein. The Committee recommended target achievement for Messrs. Lynch and Nussbaum and those recommendations were approved by the Board.

Bonus Payout—FY 2010 Annual Incentive Plan

The following table summarizes the metric weightings, performance objectives, target bonus, performance achievement based on fiscal 2010 results, and total bonus payout under the Annual Incentive Plan for each of the named executive officers.

Name	Base Salary	Target Bonus as % of Base Salary	Target Bonus	Performance Objectives		Target Performance ($000)	Achievement As % of Target	Bonus Payout
				Metric	Weighting
Peter Lynch	$1,345,300	100%	$1,345,300	Adj. EBITDA	50%	$176	0%	$—
				ID Sales	30%	1.5%	0%	$—
				Ind Perf	20%	Discretion	100%	$269,060

								$269,060
Bennett Nussbaum	$597,780	80%	$478,224	Adj. EBITDA	50%	$176	0%	0
				ID Sales	30%	1.5%	0%	0
				Ind Perf	20%	Discretion	100%	$95,645

								$95,645
Dan Portnoy	$563,750	80%	$451,000	Adj. EBITDA	50%	$176	0%	$—
				ID Sales	30%	1.5%	0%	$—
				Ind Perf	20%	Discretion	100%	$90,200

								$90,200
Larry B. Appel	$533,000	80%	$426,400	Adj. EBITDA	50%	$176	0%	$—
				ID Sales	30%	1.5%	0%	$—
				Ind Perf	20%	Discretion	100%	$85,280

								$85,280
Frank O. Eckstein	$420,125	80%	$336,100	Adj. EBITDA	50%	$176	0%	$—
				ID Sales	30%	1.5%	0%	$—
				Ind Perf	20%	Discretion	100%	$67,220

								$67,220
Total			$3,037,024					$607,405

								20%

Fiscal 2011 AIP     The fiscal 2011 AIP, similar to the fiscal 2010 AIP, continues to weigh performance criteria based on 50% Adjusted EBITDA, 30% identical store sales growth and 20% individual performance measures. The achievement of individual performance measures will be determined based on an assessment of overall performance. This assessment will be made at the discretion of the Committee for each of the NEOs other than the CEO and CFO; the Committee will recommend payouts for the CEO and CFO for approval by the Board.

Long-Term Equity Incentives

Our LTI program is designed to align the incentives of our executives with the interests of our shareholders and provide competitive long-term incentive opportunity to ensure continued attraction and retention of executives.

Basis for Awards    In fiscal 2010, we implemented a Stock Option Exchange Program for employees other than the NEOs for the purpose of motivating and retaining talent and reducing the overhang of our equity plan. Subsequent to the Stock Option Exchange Program being completed, all remaining shares available under the 2007 equity incentive plan were cancelled and 6.1 million shares were authorized for grant under the 2010 Plan. Fiscal 2010 LTI grants were made pursuant to our 2010 Plan. Under the 2010 Plan, stock options have a seven-year term. All grants vest immediately following a change in control, as defined in the 2010 Plan. The exercise price of each stock option equals the closing price of our stock on NASDAQ on the date of grant.

Fiscal 2010 LTI Program    In determining the number of equity awards to be granted to the NEOs for fiscal 2010, the Committee implemented the share allocation approach described on page 26.

In November 2009, annual LTI grants were made to eligible associates including NEOs. The fiscal 2010 LTI grants consisted of 25% non-qualified stock options and 75% RSUs (split 45% as performance-based restricted stock units and 30% as time-based restricted stock units). Stock options and time restricted stock units vest ratably over three years. Performance-based restricted stock units vest to the extent that identical store sales increase and Adjusted EBITDA margin growth rank first, second or third relative to the performance of a comparator group of retail grocery companies. The Committee believes strongly this will focus participants on the key financial metrics that drive the success of our Company.

Also in November 2009, a one-time performance-based grant of RSUs and stock options was made to the NEOs on page 26.

The Grants of Plan-Based Awards for Fiscal 2010 table at page 37 in this proxy statement provides further detail about the stock option and RSU grants made to our NEOs in fiscal 2010.

Prior Year LTI Incentives    The Committee granted to NEOs in fiscal year 2009 restricted stock units that vest upon our achievement of a sales per square foot performance goal. Sales per square foot is an internal metric used for measuring our initiative to increase our overall profitability. The targeted performance necessary to earn the performance restricted stock units is a 13% increase in sales per square foot from that in fiscal 2009. The awards were not earned in 2010, as we did not yet meet the target.

Perquisites

We offer a limited, lump sum perquisite allowance to our NEOs. The perquisite program comprises a relatively small part of the overall executive compensation package. The cash perquisite allowance paid to Mr. Lynch in fiscal 2010 was $45,000. We provided an annual allowance in fiscal 2010 of $25,000 to our senior vice presidents, including the other NEOs. In addition, the NEOs were provided an additional $5,000 perquisite allowance upon completion of an executive physical examination.

Mr. Lynch’s pre-emergence employment agreement provides that he is permitted to utilize company-chartered aircraft for reasonable personal travel. In March 2007, the Board of Directors approved a policy governing Mr. Lynch’s personal use of company-chartered aircraft, which is overseen by the Nominating and Corporate Governance Committee.

Non-qualified Deferred Compensation Plan

We do not maintain any deferred compensation plans for our NEOs other than the deferred compensation plan provided for in Mr. Lynch’s employment agreement. That plan provided for a one-time grant of deferred compensation units at the time of the initial, post-bankruptcy LTI grant to Mr. Lynch. The deferred compensation award value for Mr. Lynch is included in the Fiscal 2010 Non-qualified Deferred Compensation table later in this proxy statement. No further grants under the plan are anticipated.

Health and Welfare Benefits

We provide customary health and welfare benefits to our associates so that our overall compensation package is competitive. We offer medical, vision, and disability insurance plans, in which NEOs can participate on the same basis as all other associates. We also provide life insurance for our salaried/full-time associates in an amount equal to one times annual salary, which is provided on the same basis to our NEOs.

Employee Stock Purchase Plan

Effective January 1, 2009, we implemented an Employee Stock Purchase Plan (“ESPP”) that gives associates the opportunity to purchase shares of Company stock at a discounted price. All associates are eligible to participate as of their first day of employment and may contribute through after-tax payroll deductions of 1%

to 15%. We feel strongly that the ESPP gives our associates the ability to align with our shareholders by sharing in the growth of our stock price. All NEOs are eligible to participate in this program on the same basis as all of our other associates.

Severance Plans

Effective January 31, 2008, the Company adopted an Executive Severance Plan for our NEOs other than Mr. Lynch, as well as other key associates. The plan provides for both basic and change-in-control severance benefits. A severance arrangement for Mr. Lynch is included in his employment agreement that was approved by the bankruptcy court and the Compensation Committee that was in place prior to our emergence from Chapter 11. The details of the Executive Severance Plan and Mr. Lynch’s severance arrangement are provided under the Potential Payments Upon Termination section beginning on page 40.

COMPENSATION RECOVERY POLICY

We have adopted a compensation recovery policy, sometimes referred to as a “clawback” policy. This policy provides that, in the event of a restatement of our financial results, the Committee will have the discretion to review all performance-based incentive compensation received by senior executive officers, including our NEOs, during the 24 months prior to such restatement. The Committee, in its sole discretion, will determine whether recovery of the portion of any performance-based incentive compensation paid to a senior executive officer within such 24-month period that would not have been paid had there been no restatement of the financials is appropriate under the particular facts and circumstances.

STOCK OWNERSHIP GUIDELINES

On March 15, 2007, the Board of Directors approved a stock ownership policy (amended in fiscal 2008) for the CEO, senior vice presidents, group vice presidents, and non-employee directors to encourage significant share ownership and further align the personal interests of our Board members and executives with shareholders.

Each covered individual is required to own a multiple between two and six times (depending on the individual’s position) his or her individual base salary (or in the case of non-employee directors, annual cash retainer) as follows:

Position	Threshold Stock Ownership Level	Percent of Net Shares Required to be Held Until Threshold is Achieved
Board of Directors	6x Cash Retainer	100%
CEO	5x Base Salary	50%
SVP	3x Base Salary	50%
GVP	2x Base Salary	50%

All shares owned outright, as well as all unvested RSUs, count toward this goal; stock options, vested and unvested, do not. Until these threshold ownership levels are achieved, executives must retain 50% of “net shares” received from LTI grants and non-employee directors must hold 100% of “net shares” received from awards. “Net shares” are defined as the shares remaining following vesting (for RSUs) or exercise (for stock options) after shares are sold by the executive or director to satisfy related tax liabilities.

All NEOs and Board members are in compliance with the guidelines.

STOCK GRANT PRACTICES

Our stock grant policy is as follows:

•	The Committee will not delegate its authority to make grants; all awards are made through a Committee action.

•	The exercise price of all stock options is the closing price of our common stock on NASDAQ on the date of the Committee action authorizing the grant.

•

All annual or regularly occurring grants of stock options will be made on the first day that a trading window is open under our Insider Trading Policy (or the first subsequent date that the Committee is able to meet) or the date of a regularly scheduled, in-person Committee meeting.

•	Awards of restricted stock or RSUs made in conjunction with stock option grants are made on the same date as the option grants.

•

Non-recurring stock grants, such as new hires or promotions, are made on the earlier of the next regularly scheduled Committee meeting or the time of the next annual or regularly recurring LTI grant, except that, at the discretion of the Committee, grants upon hiring of an executive officer may be made on or as soon as possible after the initial date of employment.

•

The Committee has approved individual dollar award values which are then converted to an actual number of shares and/or stock options based on the closing price of our common stock on NASDAQ on the date of grant.

MANAGEMENT ROLES AND RESPONSIBILITIES IN THE COMPENSATION PROGRAM

Our Human Resources function is responsible for the ongoing, day-to-day management of our executive compensation programs. The Senior Vice President, Human Resources & Legal, General Counsel serves as the primary management liaison to the Committee and makes compensation program and policy proposals to the Committee at the request of the Committee and at the request of the CEO and management team. In addition, our CEO periodically makes recommendations to the Committee regarding individual pay decisions, such as base salary increases and recommended bonus payouts for executive officers other than himself.

The CEO, the Senior Vice President, Human Resources & Legal, General Counsel, and the Vice President, Total Rewards regularly participate in Committee meetings and are involved in the preparation and presentation of meeting materials. On decisions directly affecting the pay of these individuals, matters are discussed further in executive sessions of the Committee without management members present.

IMPACT OF INTERNAL REVENUE CODE SECTION 162(m)

Section 162(m) of the Code generally entitles public companies to a federal tax deduction on compensation over $1 million paid to NEOs based on certain performance-based conditions being met. Section 162(m) has not been a key factor in determining compensation design. The Committee will consider the implications of Section 162(m) of the Code in the future and may determine circumstances in which the Committee decides that it is in the best interest of shareholders to structure certain forms of compensation that will not be fully deductible under Section 162(m) of the Code.

REPORT OF THE COMPENSATION COMMITTEE

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on these discussions and a complete review of this analysis, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

Yvonne R. Jackson, Chair

James P. Olson

Terry Peets

Richard E. Rivera

Summary Compensation Table for Fiscal 2010

The following table sets forth information concerning the compensation paid to our named executive officers for the fiscal years ended June 30, 2010, June 24, 2009 and June 25, 2008.

Name and Principal Position	Year (1)	Salary ($)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Peter L. Lynch	2010	1,328,900	2,101,490	1,294,821	269,060	333,541	5,327,812
Chairman and Chief Executive Officer	2009	1,296,875	1,019,997	697,729	1,378,125	203,549	4,596,275
	2008	1,250,000	—	—	1,344,875	316,411	2,911,286

Bennett L. Nussbaum	2010	590,490	719,216	437,804	95,645	31,725	1,874,880
Senior Vice President, Chief Financial Officer	2009	577,453	540,002	369,383	489,888	31,975	2,008,701
	2008	552,658	—	—	537,190	27,600	1,117,448

Dan Portnoy	2010	556,875	719,216	437,804	90,200	30,000	1,834,095
Senior Vice President, Chief Merchandising & Marketing Officer	2009	543,750	540,002	369,383	462,000	30,702	1,945,837
	2008	505,114	647,164	750,014	460,587	113,073	2,475,952

Larry B. Appel	2010	526,500	634,803	409,852	85,280	25,000	1,681,435
Senior Vice President, Human Resources & Legal, General Counsel	2009	506,733	420,000	287,299	429,474	25,000	1,668,506
	2008	468,900	—	—	396,748	25,000	890,648

Frank O. Eckstein	2010	415,013	521,852	372,454	67,220	30,000	1,406,538
Senior Vice President, Retail Operations	2009	406,144	299,998	205,215	306,605	30,000	1,247,962
	2008	389,906	—	—	329,684	25,000	744,590

(1)	Fiscal 2010 is the period from June 25, 2009 to June 30, 2010. Fiscal 2009 is the period from June 26, 2008 to June 24, 2009. Fiscal 2008 is the period from June 28, 2007, to June 25, 2008.
(2)	The total value of stock and option awards in Fiscal 2010 are composed of the annual LTI award and a one-time grant of equity intended to drive competitive business performance and retain NEOs. The respective grant date fair values for the awards are as follows:

	Annual LTI				One-Time Performance Award			Total ($)
Name	Time- Based RSUs ($)	Performance- Based RSUs ($)	Options ($)	Total ($)	RSUs ($)	Options ($)	Total ($)
Peter L. Lynch	534,961	802,430	442,821	1,780,211	764,100	852,000	1,616,100	3,396,311
Bennett L. Nussbaum	185,806	278,710	153,804	618,320	254,700	284,000	538,700	1,157,020
Dan Portnoy	185,806	278,710	153,804	618,320	254,700	284,000	538,700	1,157,020
Larry B. Appel	152,039	228,064	125,852	505,955	254,700	284,000	538,700	1,044,655
Frank O. Eckstein	106,861	160,291	88,454	355,606	254,700	284,000	538,700	894,306

(3)	The amount in the Stock Awards column for Fiscal 2010 contains the grant date fair value of the Annual LTI Performance-Based Grant of RSUs at the maximum value. The amount in the Stock Awards column for Fiscal 2010 also contains the grant date fair value of the One-Time Performance Grant of RSUs based on the probable outcome of performance conditions as of the grant date. The maximum value assuming the highest level of performance is probable for the One-Time Performance Grant of RSUs is $1,528,200 for Mr. Lynch and $509,400 for each of the remaining NEOs. The amount in the Stock Awards column for Fiscal 2009 contains the grant date fair value of performance awards at the maximum value.
(4)	The amount in the Option Awards column for Fiscal 2010 contains the One-Time Performance Grant of Options based on the probable outcome of performance conditions as of the grant date. The maximum value assuming the highest level of performance is probable for the One-Time Performance Grant of Options is $1,704,000 for Mr. Lynch and $568,000 for each of the remaining NEOs.

(5)	Reflects amounts earned under the Annual Incentive Plan for the fiscal year. For a description of the 2010 Annual Incentive Plan, see the CD&A. For a description of the 2009 and 2008 Annual Incentive Plan see the CD&A included in the respective proxy statements.
(6)	Fiscal 2010 reflects the following items for the named executive officers:

Name	Perquisite Allowance Payment ($)(a)	Executive Physical ($)(a)	Personal Use of Company Aircraft ($)(b)	Car Allowance ($)(c)	All Other Compensation Total ($)
Peter L. Lynch	45,000	5,000	283,541	—	333,541
Bennett L. Nussbaum	25,000	5,000	—	1,725	31,725
Dan Portnoy	25,000	5,000	—	—	30,000
Larry B. Appel	25,000	—	—	—	25,000
Frank O. Eckstein	25,000	5,000	—	—	30,000

(a)	A perquisite payment of up to $50,000 is provided to Mr. Lynch and up to $30,000 is provided to each other NEO. $5,000 of the perquisite payment to each individual is dependent upon completion of an Executive Physical.
(b)	Includes $283,541 attributable to personal use of aircraft chartered by Mr. Lynch. The amount is based on the actual cost charged to us for each personal chartered flight. The amount charged to us for each charter includes the cost of the use of the aircraft, fuel cost, crew travel expense, ground transportation, landing fees and other costs.
(c)	Lease value of car provided to Mr. Nussbaum.

Grants of Plan-Based Awards for Fiscal 2010

Name	Grant Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards(7)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Peter L. Lynch	—		672,650	1,345,300	2,017,950
	11/4/2009	(2)						70,886				802,430
	11/4/2009	(3)							47,258			534,961
	11/4/2009	(4)								87,514	11.32	442,821
	11/4/2009	(5)				33,750		135,000				764,100
	11/4/2009	(6)				75,000		300,000			11.32	852,000

Bennett L. Nussbaum	—		239,112	478,224	717,336
	11/4/2009	(2)						24,621				278,710
	11/4/2009	(3)							16,414			185,806
	11/4/2009	(4)								30,396	11.32	153,804
	11/4/2009	(5)				11,250		45,000				254,700
	11/4/2009	(6)				25,000		100,000			11.32	284,000

Dan Portnoy	—		225,500	451,000	676,500
	11/4/2009	(2)						24,621				278,710
	11/4/2009	(3)							16,414			185,806
	11/4/2009	(4)								30,396	11.32	153,804
	11/4/2009	(5)				11,250		45,000				254,700
	11/4/2009	(6)				25,000		100,000			11.32	284,000

Larry B. Appel	—		213,200	426,400	639,600
	11/4/2009	(2)						20,147				228,064
	11/4/2009	(3)							13,431			152,039
	11/4/2009	(4)								24,872	11.32	125,852
	11/4/2009	(5)				11,250		45,000				254,700
	11/4/2009	(6)				25,000		100,000			11.32	284,000

Frank O. Eckstein	—		168,050	336,100	504,150
	11/4/2009	(2)						14,160				160,291
	11/4/2009	(3)							9,440			106,861
	11/4/2009	(4)								17,481	11.32	88,454
	11/4/2009	(5)				11,250		45,000				254,700
	11/4/2009	(6)				25,000		100,000			11.32	284,000

(1)	Represents possible payouts under the Annual Incentive Plan for Fiscal 2010. The amount earned by each named executive officer is reflected in the Fiscal 2010 Summary Compensation Table in the column “Non-Equity Incentive Plan Compensation.”
(2)	Represents the Annual LTI Performance-Based RSUs awarded on November 4, 2009, under the 2010 Plan which vests over a three-year period if financial metric targets relating to identical store sales and Adjusted EBITDA margin relative to a peer group are met. The award is forfeited if targets are not achieved by 2012.
(3)	Represents the Annual LTI Time-Based RSUs awarded on November 4, 2009, under the 2010 Plan and vests in three equal installments on November 4, 2010, November 4, 2011, and November 4, 2012.
(4)	Represents the Annual LTI Options awarded on November 4, 2009, under the 2010 Plan and vests in three equal installments on November 4, 2010, November 4, 2011, and November 4, 2012.
(5)	Represents the One-Time Performance Grant of RSUs that may vest on June 30, 2014, if performance metric targets related to ROIC and Adjusted EBITDA margin relative to a peer group are achieved. The number of shares to be granted ranges from a threshold based on minimum performance to the maximum, assuming maximum performance. The award is forfeited if the targets are not achieved when measured in 2014.
(6)	Represents the One-Time Performance Grant of Options that may vest on June 30, 2014, if performance metric targets related to ROIC and Adjusted EBITDA margin relative to a peer group are achieved. The number of options to be granted ranges from a threshold based on minimum performance to maximum, assuming maximum performance. The award is forfeited if the targets are not achieved when measured in 2014.

(7)	Grant date fair value is determined for performance-based grants based on the number of shares or options to be awarded based on the probable outcome of performance conditions as determined on the grant date. For the One-Time Performance Grant of Options and RSUs, the value is calculated between threshold and maximum for the Annual LTI Performance-Based RSUs, the value is calculated based on maximum performance.

Outstanding Equity Awards at Fiscal Year-End for 2010

		Option Awards					Stock Awards
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Peter L. Lynch	(2)	675,000	—		14.40	12/21/2013	—	—
	(3)	39,734	119,202		14.06	9/4/2015	32,646	314,707	29,018	279,734
	(7)	—	87,514		11.32	11/4/2016	47,258	455,567	70,886	683,341
	(8)	—		300,000	11.32	11/4/2016			135,000	1,301,400

Bennett L. Nussbaum	(4)	110,400	—		16.77	2/22/2014	—	—
	(5)	110,400	—		29.98	5/18/2014
	(3)	21,034	63,108		14.06	9/4/2015	17,283	166,608	15,363	148,099
	(7)	—	30,396		11.32	11/4/2016	16,414	158,231	24,621	237,346
	(8)	—		100,000	11.32	11/4/2016			45,000	433,800

Dan Portnoy	(6)	40,640	20,936		30.45	7/16/2014	8,375	80,735
	(3)	21,034	63,108		14.06	9/4/2015	17,283	166,608	15,363	148,099
	(7)	—	30,396		11.32	11/4/2016	16,414	158,231	24,621	237,346
	(8)	—		100,000	11.32	11/4/2016			45,000	433,800

Larry B. Appel	(4)	82,012	—		16.77	2/22/2014	—	—
	(5)	82,012	—		29.98	5/18/2014
	(3)	16,361	49,083		14.06	9/4/2015	13,443	129,591	11,949	115,188
	(7)	—	24,872		11.32	11/4/2016	13,431	129,475	20,147	194,217
	(8)	—		100,000	11.32	11/4/2016			45,000	433,800

Frank O. Eckstein	(4)	63,086	—		16.77	2/22/2014	—	—
	(5)	63,086	—		29.98	5/18/2014
	(3)	11,685	35,061		14.06	9/4/2015	9,603	92,573	8,535	82,277
	(7)	—	17,481		11.32	11/4/2016	9,440	91,002	14,160	136,502
	(8)	—		100,000	11.32	11/4/2016			45,000	433,800

Market value is based on a stock price of $9.64, which was the closing market price of our common stock on NASDAQ on June 30, 2014, the last day of Fiscal 2010.

(1)	This column represents the number of shares of common stock that may be issued upon vesting of Annual LTI and One-Time Performance Grants of RSUs assuming maximum performance.
(2)	The stock option and RSU awards granted on December 21, 2006, vest in three annual installments on June 30, 2008, June 30, 2009, and June 30, 2010. Option awards expire seven years from the date of grant.
(3)	The stock option award and 60% of the RSU award granted on September 4, 2008 vest in four equal installments on September 4, 2009, September 4, 2010, September 4, 2011, and September 4, 2012. 40% of the RSU award vests upon achievement of a performance target and is forfeited if not achieved by 2012. Option awards expire seven years from the date of grant.
(4)	The stock option and RSU awards granted on February 22, 2007, vest in three annual installments on February 22, 2008, February 22, 2009, and February 22, 2010. Option awards expire seven years from the date of grant.
(5)	The stock option awards granted on May 18, 2007, vest in three annual installments on February 22, 2008, February 22, 2009, and February 22, 2010, and expire seven years from the date of grant.

(6)	The stock option and RSU awards granted on July 16, 2007, vest in three annual installments on July 16, 2008, July 16, 2009, and July 16, 2010, and the option awards expire seven years from the date of grant.
(7)	The stock option and 40% of the RSU award granted on November 4, 2009, vest in three equal installments on November 4, 2010, November 4, 2011 and November 4, 2012. 60% of the RSU award vests over a three-year period upon achievement of performance metric targets related to identical store sales and Adjusted EBITDA margin relative to a peer group and are forfeited if not achieved by 2012. Option awards expire seven years from the date of grant.
(8)	The One-Time Performance Grant of Options and RSUs granted on November 4, 2009, may vest on June 20, 2014, if performance metric targets related to ROIC and Adjusted EBITDA margin relative to a peer group are achieved. The award is forfeited if the performance target is not achieved when measured in 2014.

Option Exercises and Stock Vested in Fiscal 2010

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)(1)
Peter L. Lynch	—	—	280,882	3,134,356
Bennett L. Nussbaum	—	—	18,630	222,039
Dan Portnoy	—	—	13,807	187,959
Larry B. Appel	—	—	14,040	167,668
Frank O. Eckstein	—	—	10,552	125,607

(1)	Amounts are calculated using the closing market price of our common stock on NASDAQ on the vesting date.

Fiscal 2010 Non-Qualified Deferred Compensation

Peter L. Lynch.    A deferred compensation award was made in accordance with the terms of Mr. Lynch’s employment agreement, which was approved by the pre-emergence Compensation Committee and the bankruptcy court. On our initial distribution date of December 21, 2006, following our emergence from bankruptcy, we credited Mr. Lynch with a deferred compensation award valued at $357,750. This award consists of 675,000 deferred units (representing 1.25% of our shares on the initial distribution date) valued at $0.53 each. The unit value of $0.53 represents the difference between the closing per share price of our common stock on the initial distribution date as reported by NASDAQ ($14.40) and the per share price of our common stock on November 21, 2006 ($13.87).

Deferred units vest as Mr. Lynch exercises options that were granted to him on the initial distribution date. Deferred units vest on the same date that options are exercised and the number of deferred units vested equals the number of options exercised. Once vested, deferred units earn interest at a rate equal to the Citigroup prime rate as quoted in the Wall Street Journal on the day the options are exercised.

All vested deferred units and any accrued interest will be paid in cash on December 31, 2010, 2011 and 2012 with any remaining vested units and interest paid in cash on December 21, 2013, which is the seventh anniversary of the award grant.

Non-Qualified Deferred Compensation

	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals / Distributions	Aggregate Balance at Last Fiscal Year End
Name	($)	($)	($)	($)	($)
Peter L. Lynch	—	—	—	—	357,750

Pursuant to Mr. Lynch’s employment agreement, no additional contributions will be made by the Company or Mr. Lynch. The value of the award may decrease to the extent the stock price is below $14.40 on the date all or any portion of the award vests and would be reduced to $0 if the stock price is below $13.87 on the date(s) that the entire award vests or is forfeited. The value of the award cannot increase above $357,750.

Other Named Executive Officers.    We do not provide a non-qualified deferred compensation plan to any of our other associates, including the NEOs.

EMPLOYMENT AGREEMENTS

Peter L. Lynch.    Effective October 23, 2006, we entered into an employment agreement with Mr. Lynch which was approved by our pre-emergence Compensation Committee and the bankruptcy court. The term of the agreement commenced upon our emergence from bankruptcy and continues through fiscal 2010. Starting July 1, 2010, the agreement automatically renews for successive one-year terms unless Mr. Lynch or the Company, as the case may be, provides to the other notice of an intent not to renew the term of the agreement at least 120 days prior to the end of the then current term. Under the agreement, Mr. Lynch’s initial annual base salary was $1,250,000. The terms of the contract state that his base salary shall be reviewed by the Board from time to time and may be increased based on Mr. Lynch’s performance. In fiscal 2010, the Board approved a base salary increase of 2.5% to his fiscal 2009 salary, moving his annual base salary to $1,345,300. He is also eligible to receive a bonus upon the achievement of certain performance objectives equal to 100% of his annual base salary, subject to adjustment by the Committee from time to time.

Under the terms of the agreement, on December 21, 2006, Mr. Lynch received 405,000 RSUs and 675,000 stock options at an exercise price of $14.40. The options and RSUs vested in equal annual installments on June 30 of 2008, 2009 and 2010.

In addition to the annual bonus opportunity described above, the agreement provided for a one-time bonus of $2,000,000 payable following the date the Company emerged from bankruptcy. This bonus was established to encourage retention of Mr. Lynch while motivating him toward our successful emergence from bankruptcy.

During the term of the agreement, Mr. Lynch is entitled to participate in all pension and welfare benefits provided to our senior executives generally from time to time, as well as medical, dental, life insurance and disability benefits.

For a description of the severance arrangements with Mr. Lynch, see Potential Payments Upon Termination.

Other Named Executive Officers.    We do not have employment agreements with any of our other NEOs.

POTENTIAL PAYMENTS UPON TERMINATION

Equity Incentive Plans.    Our 2007 Plan and our 2010 Plan each provide that all unvested stock options and RSUs vest in the event of a change in control. Change in control is defined as any of the following:

•	any person becomes the beneficial owner, directly or indirectly, of securities representing 51% or more of the combined voting power of our then outstanding securities;

•

the individuals who, on the effective date of the change in control, constituted the Board of Directors, and any new director whose appointment or election by the Board or nomination for election by our shareholders was approved or recommended by a vote of at least 51% of the directors then still in office who either were directors on the effective date of the change in control or whose appointment, election or nomination for election was previously approved or recommended cease, for any reason, to constitute a majority of the number of directors then serving;

•	we are merged or consolidated with another corporation; or

•	our shareholders approve a plan of liquidation or dissolution, or we sell or dispose of all or substantially all of our assets.

The following table reflects the incremental value that each of our NEOs would have received due to the acceleration of equity awards outstanding under the 2007 Plan and the 2010 Plan if a change in control had occurred on June 30, 2010.

Name	Value of Unvested Options ($)(1)	Value of Unvested RSUs ($)(1)	Total ($)
Peter L. Lynch	—	3,034,749	3,034,749
Bennett L. Nussbaum	—	1,144,085	1,144,085
Dan Portnoy	—	1,224,820	1,224,820
Larry B. Appel	—	1,002,271	1,002,271
Frank O. Eckstein	—	836,154	836,154

(1)	Values for stock option and RSU grants are based on the NASDAQ closing price of our common stock of $9.64 on June 30, 2010. Because the closing price did not exceed the exercise price of unvested options, no value is shown in the Value of Unvested Options column.

Severance Arrangements for Mr. Lynch.    In the event that Mr. Lynch’s employment is terminated by us without cause (as defined below), he resigns for good reason (as defined below) or we provide him with notice of our intention not to renew the term of his employment agreement, Mr. Lynch is entitled to receive:

•	his then current base salary and target bonus throughout the non-compete period (as defined below), paid monthly over the period;

•	a pro-rata annual incentive bonus for the year in which termination occurs based on our actual performance for such year; and

•	continuation of benefits during the non-compete period.

Cause is defined as a termination of Mr. Lynch based upon any of the following:

•	he has been convicted of (or pleads guilty or no contest to) a felony involving theft or moral turpitude;

•	he has engaged in conduct that constitutes gross misconduct in the performance of his duties;

•	he materially breaches the terms of the agreement and the breach is not fully cured within ten business days after we provide him with written notice; or

•

he materially breaches a written Company policy that is determined by the Board in good faith to be material to us, and the breach is not fully cured within ten business days after we provide him with written notice.

Good reason is defined as the following events that are taken by us without Mr. Lynch’s consent:

•	a reduction of his base salary or bonus opportunity, other than in connection with any across-the-board reduction of base salaries or target bonus opportunities of all senior executives;

•	a failure to nominate him for election as Chairman of the Board;

•	a failure to appoint him as Chairman during the period he serves on the Board;

•	the failure of the acquirer of all or substantially all of the assets of our Company to assume the agreement if we are to be liquidated within a reasonable period of time following the acquisition;

•	a material diminution in his duties or responsibilities; or

•	our decision not to renew the original term of the agreement or any renewal term.

The non-compete period to which Mr. Lynch is subject is defined as the full and fractional years equal in number to one plus the remaining portion of our fiscal year at the time of his termination of employment.

In the event that Mr. Lynch’s employment is terminated due to his death or disability, he is entitled to receive a pro-rata portion of the annual incentive bonus that he would otherwise have received for the year of termination.

The following table reflects the amounts that Mr. Lynch would have received under each termination scenario as if the event had occurred on June 30, 2010, in accordance with his employment agreement.

	Death or Disability ($)(1)	Retirement ($)	Termination for Cause ($)(2)	Termination by Employee without Good Reason ($)(2)	Termination by Company without Cause or For Good Reason by Employee ($)(1)	Termination by Company without Cause or For Good Reason by Employee Two Years Following a Change in Control ($)(1)
Cash Severance Amount(3)	—	—	—	—	2,690,600	2,690,600
Accelerated Vesting of Stock Options(4)	—	—	—	—	—	—
Accelerated Vesting of RSUs(4)	—	—	—	—	3,034,749	3,034,749
Continuation of Benefits	—	—	—	—	8,558	8,558
Tax Gross Up(5)	—	—	—	—	—	—
TOTAL	—	—	—	—	5,733,907	5,733,907

(1)	Associate receives all accrued obligations to date including bonus prorated for portion of the year employed and paid based on actual company performance for the year.
(2)	Associate receives all accrued obligations to date excluding prorated bonus.
(3)	Includes base salary, target bonus throughout non-compete period and pro-rata annual incentive bonus. The non-compete period is assumed to be one year.
(4)	Values for stock option and RSU grants are based on the NASDAQ closing price of our common stock of $9.64 on June 30, 2010.
(5)	With respect to the tax gross-up, we assumed an excise tax rate under 280G of the Internal Revenue Code of 20%, a 35% federal income tax rate and a 1.45% Medicare tax rate.

Executive Severance Plan.    In January 2008, the Board of Directors adopted a severance plan to help retain key associates, including our NEOs other than Mr. Lynch, and to provide them with a measure of security so they can remain focused on helping to drive Company performance.

Basic Severance. Basic severance is payable when we terminate the employment of a NEO without cause (as defined below) outside a change-in-control period.

•	In the event basic severance becomes due, the NEO will receive a lump sum payment equal to six months of salary.

•

For each additional full week the NEO remains unemployed after six months, he or she will receive an additional week’s salary, up to a total of two years of salary. These additional payments will cease when the NEO secures an equivalent position with a new employer. In the event a lower paying position is secured, we are only obliged to pay the difference between the NEO’s weekly salary with us and the lesser weekly salary he or she is then earning.

•	In connection with basic severance, the NEO must execute a six month non-compete, two year non-disparagement, two year non-solicitation and five year nondisclosure agreement.

•

A NEO who is eligible for and elects COBRA shall have his or her monthly COBRA premiums for the cost of continuing the health and dental benefits he or she was enrolled in on date of severance or as subsequently modified under the health and dental plan change in election rules paid by us for either 24 months or through the date upon which the NEO accepts other employment or otherwise becomes ineligible to receive COBRA coverage, whichever occurs first.

•

For NEOs whose severance period exceeds 18 months, we will pay an amount equal to the aforementioned monthly COBRA premium, grossed up for tax purposes, to the NEO directly for up to an additional six months (for a total of up to 24 months).

Cause is defined as a termination of a NEO based upon any of the following:

•	continually failed to substantially perform, or been grossly negligent in the discharge of, his or her duties to us;

•	committed or engaged in an act of theft, embezzlement or fraud;

•	convicted of or plead guilty or nolo contendere to a felony or a misdemeanor with respect to which fraud or dishonesty is a material element;

•	materially violated any material Company policy; or

•	intentionally engaged in any other action or inaction that the plan administrator determines was not taken in good faith for our best interests.

The following table reflects the amounts that the NEOs would have received if the NEO was terminated without cause outside a change-in-control period on June 30, 2010. The minimum value assumes the NEO secures an equivalent position within six months and does not elect COBRA coverage. The maximum number assumes the NEO remains unemployed for two years.

	Cash Severance ($)		Benefit Continuation ($)		Total ($)
Name	Minimum	Maximum	Minimum	Maximum	Minimum	Maximum
Bennett L. Nussbaum	298,890	1,195,560	0	25,791	298,890	1,221,351
Dan Portnoy	281,875	1,127,500	0	25,791	281,875	1,153,291
Larry B. Appel	266,500	1,066,000	0	25,791	266,500	1,091,791
Frank O. Eckstein	210,063	840,250	0	19,940	210,063	860,190

Change-in-Control Severance. The definition of a change in control is the same as in the 2007 Plan and 2010 Plan described above. Change-in-control severance is payable when we terminate the employment of a NEO without cause (as previously defined above), or for good reason (as defined below) during a change-in-control period.

Good reason includes the following:

•	a material diminution in base compensation;

•	a material diminution in authority, duties, or responsibilities; or

•	a material change in the geographic location at which services are to be performed for the Company.

In the event change-in-control severance becomes due, the NEO will receive six months of salary and one-half of the target bonus then in place. For each additional full week the NEO remains unemployed after six months, he or she will receive an additional week of salary and 1/52nd of the target bonus, up to a total of two years of salary and two times the target bonus then in place. These additional payments will cease when the NEO secures an equivalent position with a new employer. In the event a lower paying position is secured, we are only obliged to pay the difference between the NEO’s weekly salary with us and the lesser weekly salary they are then earning.

Payments to the NEOs for change-in-control severance will be capped at 2.99 times the excise tax base, unless this cap reduces the payout by more than $50,000, in which case we will pay the full amount of the tax gross up.

In the event change-in-control severance becomes due, the NEO will receive the full year’s AIP bonus at the target level. If change-in-control severance is triggered after the fiscal year end, but before payment of the prior year’s AIP bonus, the NEO will receive the full prior year’s bonus earned at actual performance levels. The NEO will also receive a pro-rata payment of the current year’s AIP bonus at the target level.

In connection with the change-in-control severance, the NEO must execute a two year non-disparagement, two year non-solicitation and five year nondisclosure agreement.

The following table reflects the amounts that the NEOs would have received if a change in control occurred on June 30, 2010. The minimum benefit continuation assumes the NEO does not elect COBRA coverage.

	Cash Severance ($)	Current Year Bonus ($)	Acceleration of Long-term Incentives ($)	Benefit Continuation ($)		Excise Tax Gross-Up ($)(1)	Total ($)
Name				Minimum	Maximum		Minimum	Maximum
Bennett L. Nussbaum	2,152,008	478,224	1,144,085	0	25,791	0	3,774,317	3,800,108
Dan Portnoy	2,029,500	451,000	1,224,820	0	25,791	1,069,393	4,774,713	4,800,504
Larry B. Appel	1,918,800	426,400	1,002,271	0	25,791	0	3,347,471	3,373,262
Frank O. Eckstein	1,512,450	336,100	836,154	0	19,940	0	2,684,704	2,704,644

(1)	With respect to the tax gross-up, we assumed an excise tax rate under 280G of the Internal Revenue Code of 20%, a 35% federal income tax rate and a 1.45% Medicare tax rate.

The Executive Severance Plan does not provide for any payout as a result of termination for cause or termination as a result of death, disability or retirement.

PROPOSAL 3—ADVISORY APPROVAL

OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

What am I voting on?

The Board of Directors is providing shareholders with the opportunity to cast an advisory vote on the compensation of our named executive officers. This proposal, commonly known as a “say on pay” proposal, gives you, as a shareholder, the opportunity to endorse or not endorse our fiscal 2010 executive compensation programs and policies and the compensation paid to the named executive officers. Our Governance Principles currently provide that this advisory “say on pay” vote will be provided to our shareholders on a biennial basis, although we note that the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) will require a say on pay vote at our 2011 annual meeting, as well as an advisory vote with respect to whether future say on pay votes will be held every one, two or three years. We expect that our Board of Directors will review our Governance Principles in view of the say on pay vote required under the Dodd-Frank Act and also after our shareholders express their preferences for having say on pay votes every one, two, or three years

As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, our compensation principles and underlying programs are designed to attract, motivate and retain key executives who are crucial to our long-term success. The compensation paid to our named executive officers reflects the following principles of our compensation program:

•

We structure our executive compensation programs within a framework that measures performance using a variety of financial and non-financial metrics. We do this to promote and reward actions that strengthen the Company’s long-term health while promoting strong annual results.

•

We make annual compensation decisions based on an assessment of each executive’s performance against goals that promote the Company’s success by focusing on our shareholders, customers and employees. We focus not only on results but on how results were achieved.

•

We structure our executive compensation programs to be consistent with and support sound risk management. We have reviewed the design and controls in our incentive compensation program to assess the effectiveness of the program and our compensation practices in controlling excessive risk.

•

In fiscal 2010, implementation of our “pay for performance” incentive plan caused all of our NEOs to receive Annual Incentive Plan payouts that were 80% lower than their target bonus opportunities. This translated into a 40% reduction in total cash compensation (salary and annual incentive award) for our CEO, and a an average of 35% reduction in total cash compensation for our other NEOs.

•	In fiscal 2010, we made a one-time performance grant to our named executive officers which included performance criteria under which the shares vest only in the event such criteria are met.

•	We require substantial stock ownership by our named executive officers.

•	We have a clawback policy that allows the recoupment of performance-based compensation from any executive officer whose fraud or misconduct may cause the Company to restate its financial statements.

The Board of Directors has determined that the best way to allow shareholders to vote on our executive compensation of our named executive officers is through the following resolution:

“RESOLVED, that the Company’s shareholders approve the compensation of the named executive officers determined by the Compensation Committee, as described in the “Compensation Discussion and Analysis” section and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.”

What will be the impact of this vote?

This vote will not be binding on or overrule any decisions by the Board of Directors, will not create or imply any additional fiduciary duty on the part of the Board, and will not restrict or limit the ability of our shareholders to make proposals for inclusion in proxy materials related to executive compensation. The Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements for our named executive officers.

What is the recommendation of the Board?

The Board of Directors recommends a vote FOR the approval of the compensation of our named executive officers.

PROPOSAL 4—SHAREHOLDER PROPOSAL

What am I voting on?

The following proposal was submitted by a shareholder. If the shareholder proponent, or his or her representative, is present at the annual meeting and submits the proposal for a vote, then the proposal will be voted upon at the annual meeting. The name, address and share ownership of the shareholder proponent will be supplied upon request.

Shareholder Proposal

Resolved, that shareholders of Winn-Dixie Stores, Inc. (“the Company”) request the board of directors to adopt a policy that provides shareholders the opportunity at each annual shareholder meeting to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

Supporting Statement

Investors are increasingly concerned about exorbitant executive compensation, especially when it is insufficiently linked to performance. In 2009, shareholders filed close to 100 “Say on Pay” resolutions. Votes on these resolutions averaged more than 46% in favor, and more than 20 companies had votes over 50%, demonstrating strong shareholder support for this reform.

An advisory vote establishes an annual referendum process for shareholders about senior executive compensation. We believe this vote would provide the Company’s board and management useful information about shareholder views on the Company’s senior executive compensation.

This advisory vote would be particularly helpful for the Company, for which total reported NEO compensation as a percentage of average market capitalization in 2009 was 1.88% as compared to an average of 0.82% for peer grocery chains. Over the past twelve months ending on May 14, 2010, market capitalization of the Company’s peers has grown 27.0% on average. Meanwhile, the Company’s market capitalization has declined 9.3% over the same period. Similarly, the Company’s stock price has recently been trading close to the initial issuance price of approximately $11.00 back in November 2006!

Influential proxy voting service RiskMetrics Group recommends votes in favor of shareholder “Say on Pay” resolutions. Over 50 companies have agreed to advisory vote, including Aflac, Apple, CVS Caremark, Goldman Sachs, Hewlett-Packard, Ingersoll-Rand, Intel, Microsoft, Occidental Petroleum, Pfizer, Verizon, MBIA and PG&E. And nearly 300 TARP participants implemented the advisory vote in 2009, providing an opportunity to see it in action.

We believe existing SEC rules and stock exchange listing standards do not provide shareholders with sufficient mechanisms for providing input to the boards on senior executive compensation. In contrast, in the United Kingdom, public companies allow shareholders to cast a non-binding vote on disclosure relating to executive compensation, providing shareholders a clear voice that could help shape senior executive compensation.

We believe voting against the election of Board members because of executive compensation decisions is a blunt, sledgehammer approach. An advisory vote provides shareholders a more effective instrument.

We believe that a company that has a clearly explained compensation philosophy and metrics, reasonably links pay to performance, actively embraces board accountability and communicates effectively to investors would find a management sponsored advisory vote a helpful tool.

COMPANY’S RESPONSE TO SHAREHOLDER PROPOSAL

What is the Company’s response to the Shareholder Proposal?

The Board of Directors recommends a vote AGAINST the Shareholder Proposal.

Our executive compensation policies and programs are centered on a pay for performance culture. We designed them to promote the long-term interests of our shareholders, and we value the input of our shareholders on these policies and programs.

We included Proposal 3 in this proxy statement to provide shareholders with the opportunity to endorse or not endorse the compensation of our named executive officers, through an advisory shareholder vote (commonly known as a “say on pay”). Because the Board has already adopted a say on pay policy, we believe the Shareholder Proposal is unnecessary.

We also believe that the policy recommended in the Shareholder Proposal, if implemented by the Company, would not meet the requirements of the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). The policy in the Shareholder Proposal limits the say on pay vote to the summary compensation table and related narrative in our proxy statement, and expressly excludes the compensation discussion and analysis. However, the Dodd-Frank Act requires a vote on all the compensation of executives required to be disclosed under applicable SEC regulations, which includes the summary compensation table, numerous other tables and various narrative sections of the proxy statement, and would also appear to include the compensation discussion and analysis section of the proxy statement. We will only know with certainty exactly which sections of the proxy statement will be covered by the say on pay vote mandated by the Dodd-Frank Act after the SEC adopts regulations to implement this requirement. Still, it seems clear that the Company would not be allowed to implement the policy included in the Shareholder Proposal (with its annual vote on limited sections of the proxy statement) while at the same time implementing the form of say on pay vote that will be required under the Act (with its vote on substantial additional sections of the proxy statement, every one, two or three years).

The Shareholder Proposal would provide for annual say on pay votes and does not give shareholders the opportunity to express their preference for holding a say on pay vote every one, two or three years. However, beginning in 2011 and at least every six years thereafter, the Dodd-Frank Act requires public companies to ask their shareholders how often they would like to have future say on pay votes. As described on page 44 of this proxy statement, we expect our Board to review our Governance Principles and believe it is important to receive our shareholders’ input before we determine the frequency of future shareholder advisory votes on our compensation practices.

For all these reasons, the Board opposes the Shareholder Proposal.

What is the recommendation of the Board?

The Board of Directors recommends a vote AGAINST the Shareholder Proposal.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Do you have a policy with respect to related party transactions?

Yes. In March 2008, the Audit Committee adopted a written Policy on Related Party Transactions to ensure that all interested transactions with related parties are subject to approval or ratification by the Audit Committee in accordance with the procedures set forth below. The policy is intended to supplement our Code of Conduct.

Under the policy, an interested transaction is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which:

•	the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year;

•	we are a participant; and

•	any related party has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity).

A related party is any:

•

person who is or was (since the beginning of the last fiscal year for which we filed a Form 10-K, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director;

•	person or entity, including affiliates, that was a beneficial owner of 5% or more of our common stock at the time the transaction occurred or existed; or

•	immediate family member of any of the foregoing.

In accordance with the policy, the Audit Committee reviews the material facts of all interested transactions and either approves or disapproves of the entry into the transaction, subject to certain pre-approved transactions described below. If advance Audit Committee approval is not possible, the transaction will be considered and, if appropriate, ratified at the Audit Committee’s next regularly scheduled meeting. In determining whether to approve or ratify an interested transaction, the Audit Committee takes into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. No director will participate in any discussion, approval or ratification of a transaction for which he or she is a related party.

The Audit Committee has determined that certain interested transactions are deemed to be pre-approved or ratified (as applicable) by the Audit Committee, even if the amount involved exceeds $120,000. These include:

•	employment and compensation of executive officers;

•	director compensation;

•

transactions with other companies in which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1 million, or 2% of that company’s total annual revenues;

•

charitable contributions, grants or endowment by us to a charitable organization, foundation or university at which a related person’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $1 million, or 2% of the charitable organization’s total annual receipts; and

•	transactions where all shareholders receive proportional benefits.

Were there any related party transactions in fiscal 2010?

Yes. We lease space in a shopping center in Largo, Florida, for one of our stores from a partnership that owns the shopping center. Family members of Larry B. Appel, our Senior Vice President, Human Resources & Legal, General Counsel, including his wife and certain of her immediate family members, have an approximately 50% interest in the partnership that owns the shopping center. The lease payments made by us to the partnership totaled approximately $551,000 in fiscal 2010, and the lease is expected to continue through fiscal 2011 and beyond. The lease, effected prior to Mr. Appel’s employment, was negotiated on an arm’s-length basis, and we consider the rates associated with this lease to be market rates. This transaction was subsequently approved in accordance with the Policy on Related Party Transactions.

STOCK OWNERSHIP BY DIRECTORS, MANAGEMENT AND 5% SHAREHOLDERS

The following table shows the beneficial ownership of our common stock, as of September 10, 2010, for:

•	each director nominee;

•	the NEOs;

•	our directors and executive officers as a group; and

•	our 5% shareholders.

The business address for each of our directors and/or NEOs listed below is 5050 Edgewood Court, Jacksonville, FL 32254.

Name of Beneficial Owner	Number of Shares of Common Stock	Options Exercisable within 60 Days(1)	Unvested Restricted Stock Units(2)	Total Shares Beneficially Owned(3)	Percent of Outstanding Shares(4)
Directors and Executive Officers:
Evelyn V. Follit	17,396	0	9,276	26,672	*
Charles P. Garcia	20,485	0	9,276	29,761	*
Jeffrey C. Girard	18,429	0	9,276	27,705	*
Yvonne R. Jackson	14,398	0	9,276	23,674	*
Gregory P. Josefowicz	19,929	0	9,276	29,205	*
Peter L. Lynch	264,306	783,639	39,382	1,087,327	1.969%
James P. Olson	20,379	0	9,276	29,655	*
Terry Peets	19,486	0	9,276	28,762	*
Richard E. Rivera	18,304	0	9,276	27,580	*
Larry B. Appel	26,333	205,037	11,193	242,563	*
Frank O. Eckstein	24,812	155,371	7,867	188,050	*
Bennett L. Nussbaum	29,478	273,002	13,678	316,158	*
Dan Portnoy(5)	25,386	113,778	27,936	152,842	*
Directors and executive officers as a group (18 persons)	538,430	1,665,799	173,719	2,377,948	4.28%
5% Shareholders:
Advisory Research, Inc.(6)	6,248,076	0	0	6,248,076	11.39%
BlackRock,Inc.(7)	2,897,636	0	0	2,897,636	5.19%
Dimensional Fund Advisors LP(8)	3,486,454	0	0	3,486,454	6.38%
Fiduciary Management, Inc.(9)	2,771,890	0	0	2,771,890	5.07%
FMR LLC(10)	8,228,020	0	0	8,228,020	15.05%

*	Indicates beneficial ownership of less than 1%.
(1)	Represents shares of common stock that may be acquired through stock options exercisable through November 10, 2010.
(2)	Each RSU represents a contingent right to receive one share of our common stock. The column represents the number of unvested RSUs that are vesting within 60 days of record date.
(3)	Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has the right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.
(4)	Percent of class reported for directors and executive officers is based on 55,551,120 shares of common stock issued and outstanding as of September 10, 2010. Percent of class for 5% shareholders is based on ownership reported in a Schedule 13G as filed with the SEC by each 5% shareholder.
(5)	Includes 1,000 shares of common stock held in irrevocable trusts on behalf of Mr. Portnoy’s minor children.
(6)	According to a Schedule 13G filed with the SEC on February 12, 2010 by Advisory Research, Inc., 180 North Stetson Street, Suite 5500, Chicago, IL 60601.
(7)	According to a Schedule 13G filed with the SEC on January 29, 2010 by BlackRock. Inc., 55 East 52nd Street, New York, NY.
(8)

According to a Schedule 13G filed with the SEC on February 8, 2010 by Dimensional Fund Advisors LP (“Dimensional”), Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas, 78746. Dimensional, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds”. In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the shares of Company common stock that are owned by the Funds, and may be deemed to be the beneficial owner of Company common stock held by the Funds. However, all securities reported are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. In addition, the filing of the Schedule 13G shall not be construed as an admission by Dimensional or any of its affiliates is the beneficial owner of any securities covered by the Schedule 13G for any other purposes than Section 13(d) of the Securities Exchange Act of 1934. The Funds have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities held in their respective accounts. To the knowledge of Dimensional, the interest of any one such Fund does not exceed 5% of the class of securities. Dimensional disclaims beneficial ownership of all such securities.

(9)	According to a Schedule 13G filed with the SEC on January 28, 2010 by Fiduciary Management, 100 East Wisconsin Avenue Suite 2200 Milwaukee WI 53202.
(10)	According to a Schedule 13G filed with the SEC on February 16, 2010 by FMR LLC. 82 Devonshire Street, Boston, Massachusetts, FMR reports that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the common stock of the Company and that no one person’s interest in the common stock of the Company is more than 5% of the total outstanding common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Based on our review of the forms that were filed and written representations from the reporting persons, we believe that during our most recently completed fiscal year ended June 30, 2010, all of our executive officers, directors and 10% shareholders complied with all applicable reporting requirements, except for the late filing of one transaction on a Form 4 for Sheila C. Reinken.

SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

When must I submit a proposal for inclusion in the 2011 proxy statement?

If any shareholder intends to present a proposal for inclusion in our proxy materials for the 2011 Annual Meeting of Shareholders, the proposal must be received by our Corporate Secretary no later than June 8, 2011. The proposal must comply with the SEC regulations set forth in Rule 14a-8 under the Exchange Act.

Can I present a matter at the 2011 Annual Meeting of Shareholders?

Our By-Laws provide a formal procedure for bringing business before an annual meeting of shareholders. A shareholder that intends to present a matter before the 2011 Annual Meeting of Shareholders is required to deliver a written notice to the Corporate Secretary not earlier than July 13, 2011 and not later than August 12, 2011. In the event that the date of the annual meeting is more than 25 days before or after November 10, 2011, the shareholder notice must be received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs.

The shareholder notice must contain a brief description of the business desired to be brought, the reasons for conducting such business, the name and address of the shareholder and the number of shares of our stock the shareholder beneficially owns, a description of all arrangements or understandings between such shareholder and any other person or persons (including their names) and any material interest of the shareholder in such business, and a representation that such shareholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

If these procedures are not complied with, the proposed business will not be transacted at the annual meeting. The By-Law provisions are not intended to affect any rights of shareholders to request inclusion of proposals in our proxy statement pursuant to Rule 14a-8 under the Exchange Act.

MISCELLANEOUS

As of the date of this proxy statement, management does not know of any other matter that will come before the meeting.

By Order of the Board of Directors,

Larry B. Appel

Secretary

October 6, 2010

Please sign and return the enclosed proxy card promptly. Alternatively, you may give a proxy over the Internet or by telephone by following the instructions on your proxy card or in the proxy statement. If you decide to attend the meeting, you may, if you wish, revoke the proxy and vote your shares in person.

WINN-DIXIE STORES, INC.

5050 EDGEWOOD COURT

JACKSONVILLE, FLORIDA 32254-3699

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Peter L. Lynch and Terry Peets, and each of them, as proxies, each with full power of substitution, and authorizes them to vote all shares of common stock of Winn-Dixie Stores, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on Wednesday, November 10, 2010, at 9:00 a.m., Eastern time, at the corporate headquarters of the Company, 5050 Edgewood Court, Jacksonville, Florida, and at any adjournment or postponement of the meeting as designated on the reverse side of this form.

(Continued and to be signed on the reverse side)

WINN-DIXIE STORES, INC.

5050 Edgewood Court, Jacksonville, FL 32254

Annual Meeting of Shareholders to be held

November 10, 2010

PROXY VOTING INSTRUCTIONS

TELEPHONE – Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718- 921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call.
-OR- INTERNET – Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page. -OR-	COMPANY NUMBER
ACCOUNT NUMBER
MAIL – Date, sign and mail your proxy card in the envelope provided as soon as possible.

You may vote by telephone or over the Internet until 11:59 p.m., Eastern time, on November 9, 2010.

i Please detach along perforated line and mail in the envelope provided only if you are not voting by telephone or over the Internet. i

■ 20930300000000000000 7	110707

The Board of Directors recommends a vote FOR all of the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

The Board of Directors recommends a vote AGAINST Proposal 4.

PLEASE SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of nine directors for a term of one year.				FOR	AGAINST	ABSTAIN
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: O Evelyn V. Follit O Charles P. Garcia O Jeffrey C. Girard O Yvonne R. Jackson O Gregory P. Josefowicz O Peter L. Lynch O James P. Olson O Terry Peets O Richard E. Rivera		2. Ratification of the appointment of KPMG as the independent registered public accounting firm for fiscal 2011.	☐	☐	☐
			3. Advisory approval of executive compensation.	☐	☐	☐
			4. A shareholder proposal.	☐	☐	☐
5. The proxies are authorized to vote, at their discretion, upon such other business as may properly come before the meeting or any adjournments or postponements of the meeting.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all nominees listed in Proposal 1, FOR Proposals 2 and 3 and AGAINST Proposal 4.

Your vote is important. Please vote by telephone, through the Internet or by signing and dating this proxy card below and returning it promptly in the enclosed postage-paid envelope so that your shares can be represented at the meeting.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS

If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail please visit

http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Shareholder	Date	Signature of Shareholder	Date

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full Title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.